Exhibit 10.7

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of February 9, 2017

by and among

PARLEX 15 FINCO, LLC,

as Master Seller,

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,

as Buyer

19.	GOVERNING LAW	72

20.	NO WAIVERS, ETC.	72

21.	USE OF EMPLOYEE PLAN ASSETS	72

22.	INTENT	73

23.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS	75

24.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	75

25.	NO RELIANCE	76

26.	INDEMNITY	78

27.	DUE DILIGENCE	79

28.	SERVICING	80

29.	TAXES	81

30.	MISCELLANEOUS	84

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	[Reserved]

EXHIBIT IV	Form of Custodial Delivery

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans

EXHIBIT VII	Organizational Chart

EXHIBIT VIII	Transaction Procedures

EXHIBIT IX	Form of Servicer Notice and Agreement

EXHIBIT X	Prohibited Transferees

EXHIBIT XI	Form of Joinder Agreement

EXHIBIT XII	Form of Bailee Agreement

THIS AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Agreement”) is dated as of February 9, 2017, by and among PARLEX 15 FINCO, LLC, a Delaware limited liability company (“Master Seller”), and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution (“Buyer”).

WHEREAS, the limited liability company agreement of the Master Seller provides for the establishment of one or more designated series of limited liability company interests and assets of the Master Seller (each such series that executes and delivers a Joinder Agreement (as hereinafter defined) pursuant to Section 3(n), a “Series Seller”) which may have separate rights, powers or duties with respect to specified property, including rights to profits and losses associated with such specified property and obligations under this Agreement with respect to such specified property, with the assets and obligations of each such Series Seller accounted for separately in the records of Master Seller and such Series Seller from the other assets of the Master Seller and the assets of each other Series Seller; and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Series Seller shall be enforceable solely against the assets of such Series Seller except to the extent expressly provided for hereunder. Upon its execution of a Joinder Agreement pursuant to Section 3(n), each such Series Seller shall be bound by all provisions herein with respect to the assets of such Series Seller and its related obligations in respect of any Transactions. As used herein, the term “Seller” shall mean the Master Seller and/or each Series Seller, individually or collectively, as the context may require.

WHEREAS, Seller and Buyer entered into that certain Master Repurchase Agreement, dated as of August 2, 2016 (the “Existing Repurchase Agreement”).

WHEREAS, Seller and Buyer desire to amend and restate the Existing Repurchase Agreement on the Amendment and Restatement Date (as defined below) on the terms set forth herein.

NOW THEREFORE, Seller and Buyer hereby agree that the Existing Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

1.    APPLICABILITY

After the Closing Date the parties hereto may enter into a transaction in which Seller agrees to transfer to Buyer the Watchtower A-Note Eligible Loan (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Watchtower A-Note Eligible Loan at a date certain or on demand, against the transfer of funds by Seller. From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer certain Eligible Loans (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans at a date certain or on demand, against the transfer of funds by Seller. Master Seller shall designate a Series Seller for each such transaction in accordance with Section 3(n) of this Agreement. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.    DEFINITIONS

(a)    As used in this Agreement, the following terms shall have the following meanings:

“640 Broadway Eligible Loan” shall mean the whole mortgage loan specified in the related Confirmation therefor.

“1934 Act” shall have the meaning specified in Section 23(a).

“A-Note” shall mean a Mortgage Note evidencing a senior position (or pari passu senior position) in a Mortgage Loan. Payments with respect to an A-Note shall not be junior to any other Mortgage Note.

“Accelerated Repurchase Date” shall have the meaning specified in Section 13(b)(i) of this Agreement.

“Accelerated Transaction Repurchase Date” shall have the meaning specified in Section 13(c)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent commercial mortgage lending institutions which service commercial mortgage loans of a substantially similar type as such Purchased Loan in the jurisdiction where the related Mortgaged Property is located or as otherwise defined in the applicable Servicing Agreement.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any Bankruptcy Law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) the commencement of any such case or proceeding against such party, seeking such an appointment or election, or the filing against such party of an application for a protective decree under the provisions of SIPA, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect against such party, or (C) is not dismissed within 60 days, (iii) the making by such party of a general assignment for the benefit of its creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Actual Original Purchase Percentage” shall mean, with respect to any Transaction, a percentage equal to the lesser of (x) the Maximum Original Purchase Percentage for such Transaction and (y) a percentage designated by Seller in its sole and absolute discretion, and set forth in the Confirmation for such Transaction.

“Additional Amounts” shall have the meaning specified in Section 29(b) of this Agreement.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Amended and Restated Master Repurchase Agreement, dated as of February 9, 2017 by and among Seller and Deutsche Bank AG, Cayman Islands Branch, as same may be amended, modified and/or restated from time to time.

“Allocable Percentage” shall mean, with respect to any Principal Payment on any Purchased Loan, a fraction (expressed as a percentage) the numerator of which is the Repurchase Price with respect to such Purchased Loan as in effect immediately prior to such Principal Payment (net of any accrued Price Differential and, unless a Facility Event of Default or a Transaction Event of Default related to such Purchased Loan has occurred and is continuing, excluding any other amounts then owing to Buyer), and the denominator of which is the outstanding principal balance of such Purchased Loan immediately prior to such Principal Payment.

“Alternative Rate” shall have the meaning specified in Section 3(f) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Amendment and Restatement Date” shall mean February 9, 2017.

“Applicable Servicer Account” shall mean, with respect to each Purchased Loan, the account(s) established by the applicable Servicer into which the related Mortgagor or other obligor shall be required to remit principal, interest and other payments due with respect to such Purchased Loan under the related Purchased Loan Documents.

“Applicable Spread” shall mean, with respect to each Transaction:

(A)    so long as no Event of Default shall have occurred and be continuing, the Applicable Spread specified in each Confirmation, and

(B)    after the occurrence and during the continuance of an Event of Default, the Applicable Spread specified in each Confirmation, plus 400 basis points (4.00%).

“Appraisal” shall mean an appraisal of the related underlying Mortgaged Property from an Independent Appraiser, complying with the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and conducted in accordance with the standards of the American Appraisal Institute.

“Approved Future Funding Amounts” shall have the meaning specified in Section 3(o) of this Agreement.

“Assignment of Leases” shall mean, with respect to any Purchased Loan, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Purchased Loan, an assignment or notice of transfer (or equivalent instrument) of the applicable Mortgage in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Available Income” shall mean, all Income other than (a) the Underlying Purchased Loan Reserves, (b) Qualified Servicing Expenses, and (c) insurance proceeds and condemnation awards from any Mortgaged Property that are not permitted to be applied to amounts due under the applicable Purchased Loan pursuant to the applicable Purchased Loan Documents.

“Bailee” shall mean Ropes & Gray LLP or any other law firm reasonably acceptable to Buyer that has delivered a Bailee Letter with respect to a Purchased Loan.

“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Buyer substantially in the form attached hereto as Exhibit XII.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time or any successor statute or rule promulgated thereto.

“Bankruptcy Laws” shall mean the Bankruptcy Code or any other United States bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or any similar statute, law, rules, regulations or similar legal requirements of any other applicable jurisdiction, in each case, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York, Kansas, Pennsylvania or Minnesota are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch, or any successor or assignee thereof.

“Capital Lease Obligations” shall mean with respect to any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Flow Deficiency” shall mean, for any Remittance Date, the amount (if any) by which (i) the total of all amounts due to Buyer, its Affiliates and Custodian under Sections 5(c)(i)-(iv), 5(d)(i)-(v) or 5(e)(i)-(iv), as applicable, as of such Remittance Date exceed (ii) the aggregate amount of Available Income (including Principal Payments) received by Buyer or Depository in respect of all of the Purchased Loans during such Collection Period.

“Cash Management Account” shall mean a segregated interest bearing account, entitled “Parlex 15 Finco, LLC, as Master Seller, for the benefit of Deutsche Bank AG, Cayman Islands Branch, as Buyer”, established at the Depository, bearing account number 1029151413.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of or bad faith or gross negligence with respect to, such Independent Manager’s duties, (ii) such Independent Manager has engaged in or has been charged with, indicted or convicted for any crime or crimes of moral turpitude, fraud, or dishonesty or for any violation of any Requirement of Law, (iii) such Independent Manager no longer satisfies the requirements set forth in the definition of “Independent Manager”, (iv) the fees charged for the services of such Independent Manager are materially in excess of the fees charged by the other providers of Independent Managers listed in the definition of “Independent Manager”, (v) such Independent Manager is unable to perform his or her duties due to death, disability or incapacity or (vi) any other reason for which the prior written consent of Buyer shall have been obtained.

“Change of Control” shall mean (a) any consummation of a merger, amalgamation, or consolidation of Sponsor with or into another entity or any other reorganization occurs and more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, amalgamation, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Sponsor immediately prior to such merger, amalgamation, consolidation or other reorganization; (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a percentage of the total voting power of all stock or other ownership interests in Sponsor entitled to vote generally in the election of directors, members or partners of twenty percent (20%) or more other than wholly-owned Affiliates of Sponsor and related funds of The Blackstone Group L.P., or to the extent such interests are obtained through a public market offering or secondary market trading; (c) Sponsor shall cease to own and Control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding ownership interests in Member; (d) Member shall cease to own and Control, of record and beneficially, directly, one hundred percent (100%) of each class of outstanding ownership interests in Seller; or (e) any transfer of all or substantially all of Sponsor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Sponsor’s business). Notwithstanding the foregoing, neither Buyer nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

“Closing Date” shall mean August 2, 2016.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Controlled Account Agreement” shall mean that certain Deposit Account Control Agreement, dated as of August 2, 2016, among Buyer, Master Seller (on behalf of itself and each Series Seller), Servicer and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of August 2, 2016, by and among the Custodian, Master Seller (on behalf of itself and each Series Seller) and Buyer, as the same may be amended, modified and/or restated from time to time.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File with respect to any Purchased Loan to Buyer or its designee (including the Bailee or the Custodian, as applicable) pursuant to Section 7, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Buyer with, prior to the occurrence or continuance of a Default or an Event of Default, the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the second Business Day preceding each Remittance Date.

“Default” shall mean a Facility Default or a Transaction Default.

“Depository” shall mean PNC Bank, National Association, a national banking association, or any successor Depository appointed by Buyer with, prior to the occurrence or continuance of a Default or an Event of Default, the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Diligence Materials” shall mean, collectively, (i) the Preliminary Due Diligence Package furnished by Seller to Buyer, and (ii) any other diligence materials delivered by Seller to Buyer in connection with Buyer’s review of any New Collateral, whether pursuant to a Supplemental Due Diligence List or otherwise.

“Early Repurchase Date” shall have the meaning specified in Section 3(k) of this Agreement.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person has at least $100,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $500,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans (or interests therein), mezzanine loans (or interests therein) or commercial loans (or interests therein) similar to the applicable Purchased Loan.

“Eligible Loan” shall mean a whole mortgage loan or Senior Interest (including the Watchtower A-Note Eligible Loan) in a whole mortgage loan secured by a first mortgage lien or liens on one or more commercial or multifamily properties (including, without limitation, a leasehold interest therein), as to which each of the Purchased Loan Representations are true and correct as of the Purchase Date (except for any exceptions disclosed in an Exceptions Report) and which mortgage loan or Senior Interest is approved by Buyer as of the Purchase Date, in its sole and absolute discretion, based upon all facts and circumstances considered relevant by Buyer. An “Eligible Loan” that is a Purchased Loan hereunder may, in Buyer’s sole and absolute discretion, include a junior Related Interest provided that, and only for so long as, the corresponding Senior Interest with respect to any such junior Related Interest also remains subject to the applicable Transaction for such Purchased Loan.

“Environmental Law” shall mean any present or future federal, state or local law, statute, regulation or ordinance, any judicial or administrative order or judgment thereunder, pertaining to health, industrial hygiene, hazardous substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act, 22 U.S.C. §§ 1251 et seq.), the Clean Air Act, 42 U.S.C. §§ 7401 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k)(4) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall mean a Facility Event of Default or a Transaction Event of Default.

“Exceptions Report” shall mean, with respect to a Purchased Loan, a written schedule of exceptions, qualifications or modifications to the related Purchased Loan Representations furnished by Seller to Buyer, as set forth on Schedule 3 to the Confirmation for such Eligible Loan, and approved by Buyer on or prior to the related Purchase Date as evidenced by Buyer’s execution of such Confirmation.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Repurchase Obligations pursuant to a law in effect on the date on which such Buyer (i) acquires such interest in the Repurchase Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 29, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 29(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Repurchase Agreement” shall have the meaning specified in the Recitals to this Agreement.

“Extension Conditions” shall have the meaning specified in Section 3(p).

“Extension Options” shall have the meaning specified in Section 3(p).

“Extension Terms” shall have the meaning specified in Section 3(p).

“Extended Repurchase Date” shall mean either the First Extended Repurchase Date or the Second Extended Repurchase Date, as applicable.

“Facility Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute a Facility Event of Default.

“Facility Event of Default” shall have the meaning specified in Section 13(a)(II).

“Facility Termination Date” shall mean, as of any date, the Original Repurchase Date, or such later date as may be in effect pursuant to Section 3(p).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIA” shall have the meaning specified in Section 22(c).

“FDICIA” shall have the meaning specified in Section 22(d).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“Foreign Buyer” shall mean a Buyer that is not a U.S. Person.

“First Extended Repurchase Date” shall mean August 9, 2020 (or if such day is not a Business Day, the next succeeding Business Day).

“First Extension Term” shall have the meaning specified in Section 3(p).

“Future Funding Amount” shall mean with respect to any Purchased Loan for which a Future Funding Transaction has been duly requested by Seller pursuant to Section 3(o), the product of (a) the Maximum Original Purchase Percentage for such Purchased Loan and (b) the amount of future funding advances made under the Purchased Loan with respect to which the requested Future Funding Transaction relates; provided, in no event shall the aggregate amount so requested by Seller exceed the amount of future funding set forth on the related Confirmation for the initial Transaction relating to such Purchased Loan, multiplied by the Maximum Original Purchase Percentage for such Purchased Loan, minus all previous Future Funding Amounts funded by Buyer relating to such Purchased Loan.

“Future Funding Conditions” shall have the meaning specified in Section 3(o).

“Future Funding Date” shall mean, with respect to any Purchased Loan, each date on which Seller is required to fund a future funding advance pursuant to the Purchased Loan Documents relating to such Purchased Loan.

“Future Funding Request Package” shall mean, with respect to one or more Future Funding Transactions, the following, to the extent applicable and available, unless any such items were previously delivered to Buyer and have not been modified since the date of each such delivery: (a) the related request for advance, executed by the Mortgagor under the related Purchased Loan (which shall include evidence of Seller’s approval of the related future funding), together with any advance request package submitted to Seller by the related Mortgagor, and any other documents that require Seller to fund; (b) the executed fund control agreement (or the executed escrow agreement, if funding through escrow); (c) certified copies of all relevant trade contracts; (d) the title policy endorsement for the advance; (e) copies of any tenant leases; (f) copies of any service contracts; (g) updated financial statements, operating statements and rent rolls; (h) evidence of required insurance; (i) engineering reports, updates to the engineering reports, and any other third-party/consultant reports or other reporting relevant to Buyer in connection with such request for advance; (j) an updated Preliminary Due Diligence Package for the related Purchased Loan; and (k) copies of any additional documentation as required in connection therewith, or as otherwise reasonably requested by Buyer.

“Future Funding Transaction” shall mean any Transaction approved by Buyer pursuant to Section 3(o).

“Future Funding Transaction Date” shall have the meaning specified in Section 3(o).

“Future Funding Transaction Request” shall have the meaning specified in Section 3(o).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction or any entity, authority, agency, division or department exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the United Nations, European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” shall mean the Guaranty, dated as of August 2, 2016, from the Sponsor to Buyer, as the same may be amended, modified and/or restated from time to time.

“Hazardous Materials” shall mean oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials or gases, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under Environmental Laws and including arsenic, perchlorate, methane and carbon monoxide.

“Income” shall mean, with respect to any Purchased Loan, and with respect to any specified period of time, the sum of (x) payments of principal, interest and other amounts due under the Purchased Loan Documents (including, without limitation, all fees payable under the Purchased Loan Documents and all funds received for deposit in any Underlying Purchased Loan Reserves), and (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale of such Purchased Loan, other than any origination fees that were earned and paid on or prior to the related Purchase Date.

“Indemnified Amounts” shall have the meaning specified in Section 26.

“Indemnified Parties” shall have the meaning specified in Section 26.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indebtedness” shall mean respect to any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements or like arrangements; (vii) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years experience in the subject property type and is acceptable to Buyer in its sole and absolute discretion, applied in good faith.

“Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(A)    a member, partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or Affiliates (other than as an Independent Manager of Seller or an Affiliate of Seller that is not in the direct chain of ownership of the Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(B)    a creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to Seller or any of its Affiliates in the ordinary course of its business);

(C)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider of Seller or its Affiliates; or

(D)    a Person that controls (whether directly, indirectly or otherwise) any of the entities described in (A), (B) or (C) above.

“Initial Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch.

“Initial Servicer” shall mean Midland Loan Services, a division of PNC Bank, National Association, a national banking association.

“Initial Servicing Agreement” shall mean that certain Servicing Agreement, dated as of August 2, 2016, by and among Initial Servicer, Buyer and Seller.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreement” shall have the meaning specified in Section 3(n).

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Stephen Plavin, Thomas C. Ruffing, Douglas Armer or Jonathan Pollack, (ii) (A) any asset manager at The Blackstone

Group L.P., or (B) any employee with a title equivalent or more senior to that of “principal” within The Blackstone Group L.P., in each case, responsible for the origination, acquisition and/or management of any Purchased Loan.

“Last Endorsee” shall have the meaning specified in Section 7(b)(i).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR 1 – Reserve Requirement

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in the City of New York selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent pursuant to the terms of this Agreement, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing or any other provision in this Agreement or any other Transaction Document, in no event shall LIBOR be less than zero.

“Manager” shall mean BXMT Advisors L.L.C., a Delaware limited liability company.

“Mandatory Early Repurchase” shall have the meaning specified in Section 3(l).

“Mandatory Early Repurchase Date” shall have the meaning specified in Section 3(l).

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Loan, the occurrence of any of the following:

(i)    with respect to any Purchased Loan, any default or event of default on such Purchased Loan or under the related Purchased Loan Documents which remains uncured for ten (10) Business Days or longer;

(ii)    an Act of Insolvency with respect to the related Mortgagor or guarantor of such Purchased Loan;

(iii)    the occurrence and continuance of any breach of a Purchased Loan Representation (other than an MTM Representation) relating to such Purchased Loan; or

(iv)    all or any material portion of the Mortgaged Property securing such Purchased Loan shall be (A) materially damaged or destroyed by fire, flood, wind, earthquake, decay, environmental condition or other casualty or (B) taken by any Governmental Authority having jurisdiction over such Mortgaged Property as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain.

“Margin Deadline” shall mean 4:00 p.m. (New York City time).

“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.

“Margin Excess” shall have the meaning specified in Section 4(a) hereof.

“Margin Notice” shall have the meaning specified in Section 4(b) hereof.

“Market Value” shall mean, with respect to any Eligible Loan or Purchased Loan, as of any relevant date, the lesser of (i) the price at which such Eligible Loan or Purchased Loan may be sold in an arm’s length transaction to a third party (without regard to any unpaid interest which has accrued but is not yet due and payable), and (ii) the Principal Balance of such Eligible Loan or Purchased Loan. Buyer shall determine Market Value in its commercially reasonable discretion. For purposes of Section 4, changes in the Market Value of the Purchased Loan shall be determined solely in relation to material positive or negative changes relative to Buyer’s initial underwriting or the most recent determination of Market Value relating to (I) any breach of a MTM Representation or (II) the performance or condition of (x) the Mortgaged Property securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (y) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the Mortgagor on any Mortgaged Property or other collateral securing the Purchased Loan, or (z) the commercial real estate market relevant to the Mortgaged Property, considered in the aggregate.

“Master Seller” shall mean Parlex 15 Finco, LLC, a Delaware limited liability company.

“Master Seller LLC Agreement” shall mean the limited liability company agreement of Master Seller, as same may be amended, modified and/or restated with Buyer’s prior written consent, and together with each completed Schedule C thereto hereafter executed with respect to each Series Seller.

“Material Action” shall mean any amendment, consent, waiver or other modification to the terms of any Purchased Loan or the applicable Purchased Loan Documents (except to the extent required under the express terms of the related Purchased Loan Documents and in respect of which the provision of lender’s consent, waiver, forbearance or approval is not, in and of itself, a condition precedent), which would have the effect of:

(a)    decreasing the principal of, or interest on, the obligations evidenced by the related Mortgage Note, A-Note or participation certificate, as applicable, other than with respect to a principal prepayment to the extent such principal prepayment is distributed pursuant to Section 5;

(b)    (i) postponing or extending any scheduled date (other than the Underlying Loan Maturity Date, for which the provisions of clause (b)(ii) below shall apply) fixed for any payment of principal of, or interest on, the obligations evidenced by such Mortgage Note, A-Note or participation certificate, as applicable (other than postponements or extension required by the terms of the underlying Purchased Loan Documents and for which no lender consent is applicable), or (ii) extending the Underlying Loan Maturity Date thereunder to a date subsequent to the then-applicable Repurchase Date (other than extensions required by the terms of the underlying Purchased Loan Documents and for which no lender consent is applicable);

(c)    releasing any material portion of the collateral securing the obligations evidenced by such Mortgage Note, A-Note or participation certificate, as applicable (other than any release required by the terms of such underlying Purchased Loan Document, including, without limitation, releases of condominium units as and when the same are sold);

(d)    releasing any Mortgagor in respect of the Purchased Loan or underlying mortgage loan (other than any release required by the terms of such underlying Purchased Loan Document);

(e)    waiving a Material Default under such Purchased Loan Documents;

(f)    exercising any consent or approval right of Seller relating to the termination or appointment of any Servicer in respect of any Purchased Loan (or underlying Mortgage Loan related thereto); or

(g)    in the case of any Senior Interest, any consent, modification, waiver, forbearance, appointment, right or other action to which the Senior Interest holder has any such right under the related co-lender agreement or intercreditor agreement (including, without limitation, any right of the Senior Interest holder to participate in the selection of any appraiser in respect of the Mortgaged Property).

“Material Adverse Effect” shall mean a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, or financial condition of Seller and Sponsor taken as a whole, (b) the ability of Seller or Sponsor to pay or perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Material Default” shall mean the occurrence and continuance of any of the following defaults under the terms of any Purchased Loan Documents, regardless of whether the Seller shall have delivered notice to the related Mortgagor in respect of the applicable Purchased Loan of such default, but taking into account any cure or grace periods allowed to such Mortgagor in the applicable Purchased Loan Documents:

(a)    payment default;

(b)    maturity default;

(c)    breach of a material representation or a material covenant of which Sponsor or Seller has Knowledge;

(d)    breach of any material provisions of a related guaranty delivered by a guarantor of the obligations of a Mortgagor of which Sponsor or Seller has Knowledge; and

(e)    bankruptcy or insolvency of any Mortgagor or any guarantor of the obligations of any Mortgagor in respect of the related Purchased Loan.

“Maximum Amount” shall mean $252,714,876.29.

“Maximum Original Purchase Percentage” shall mean, with respect to any Transaction, the percentage specified as the Maximum Original Purchase Percentage in the Confirmation for such Transaction as determined by Buyer in its sole and absolute discretion as of the related Purchase Date.

“Member” shall mean 42-16 Partners, LLC, a Delaware limited liability company, which is the sole member of Master Seller.

“Mezzanine Loan” shall mean a loan made by Seller or its Affiliate secured by the direct or indirect ownership interest in a Mortgagor in connection with the origination of a Purchased Loan.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or ground leasehold interest in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a loan made by Seller or its Affiliate to a Mortgagor and secured by a Mortgage.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean with respect to any Eligible Loan or Purchased Loan, the real property encumbered by the Mortgage(s) securing such Eligible Loan or Purchased Loan.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and the mortgagor/grantor under the related Mortgage.

“MTM Representation” shall mean each of the representations and warranties, set forth (1) as items 11, 12, 14 and 46 on Part I of Exhibit VI attached hereto and (2) items 8 and 11 on Part II of Exhibit VI attached hereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate in the past six (6) years and which is covered by Title IV of ERISA.

“New Collateral” shall mean an Eligible Loan that Seller proposes to be included as Collateral.

“OFAC” shall have the meaning specified in the definition of Prohibited Person.

“OFAC Laws” shall have the meaning specified in the definition of Prohibited Person.

“Original Repurchase Date” shall mean August 9, 2019 (or if such day is not a Business Day, the next succeeding Business Day).

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Transaction Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Other Financing Agreement” shall have the meaning set forth in the Guaranty.

“Participant Register” shall have the meaning specified in Section 18(d).

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Assets” shall have the meaning specified in Section 21(a).

“Plan Party” shall have the meaning specified in Section 21(a).

“Portfolio Interest Certificate” shall have the meaning specified in Section 29(c).

“Preferred Equity Interest” shall mean a preferred equity interest or any other subordinate debt or equity interest relating to a Mortgaged Property or Mortgagor for any Transaction.

“Preliminary Due Diligence Package” shall mean with respect to any New Collateral, Seller’s summary memorandum outlining the proposed transaction, including, to the best Knowledge of Seller, potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Collateral to be provided by Seller to Buyer pursuant to this Agreement (in each case, to the extent applicable and in Seller’s possession):

With respect to each Eligible Loan:

(i)    all material documents that relate to such Eligible Loan;

(ii)    current rent roll for the Mortgaged Property, if applicable, together with the following information: (A) recent leasing activity including related tenant improvement and leasing commission obligations, (B) a delinquency report, (C) outstanding rent abatements and concessions and (D) a description of all percentage rent, additional rent and escalations payable by tenants for taxes, operating expenses, electricity and other expenses, as applicable;

(iii)    (a) most recent audited financial statements, (b) three (3) years of operating statements, including current trailing twelve (12) month operating statement, and (c) Seller’s preliminary underwritten cash flow pro-forma for the Mortgaged Property, in each case, if available;

(iv)    description of the Mortgaged Property and the ownership structure of the Mortgagor and the sponsor (including, without limitation, the board of directors, if applicable);

(v)    Seller’s indicative debt service coverage ratios;

(vi)    Seller’s indicative debt yield ratios;

(vii)    Seller’s indicative loan-to-value ratio;

(viii)    term sheet outlining the transaction generally including an abstract of the final terms of the proposed Eligible Loan (to the extent such information is not included in other “Preliminary Due Diligence Package” documents);

(ix)    final sources and uses schedule for the proceeds of the proposed Eligible Loan delivered in connection with the closing of the Eligible Loan;

(x)    an organizational chart of the Mortgagor showing all direct and indirect ownership interests in Mortgagor (and disclosing any direct or indirect ownership interests of Seller or its Affiliates in the Mortgagor, if any);

(xi)    an Appraisal of the Mortgaged Property, dated within six (6) months of the proposed Purchase Date;

(xii)    Seller’s credit memorandum, in a form reasonably acceptable to Buyer;

(xiii)    Seller’s underwriting model (in Excel);

(xiv)    any exceptions to the Purchased Loan Representations for such Eligible Loan, which may be contained in an internal memorandum or offering document prepared by a third party; and

(xv)    Seller’s relationship with the Mortgagor, if any;

(xvi)    current and, to the extent available, historical real estate tax bills, or an estimate of expected taxes, for the Mortgaged Property;

(xvii)    any other information reasonably requested by Buyer.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate to the Repurchase Price (excluding Price Differential) for such Transaction (as adjusted from time to time by reductions in the Repurchase Price pursuant to the terms of this Agreement including Sections 3(e), 3(k), 4(b), 5(c)(iii), 5(d)(iii), 5(d)(v) and 5(e)(iv) and increases in the Repurchase Price pursuant to the terms of this Agreement including Sections 3(o) and/or Section 4(c)) on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the relevant Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(f), 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period and first Remittance Date with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding such Remittance Date, and (b) in the case of any subsequent Pricing Rate Period and Remittance Date, the period commencing on and including the prior Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Principal Balance” shall mean, at any date of determination, the lesser of (i) the then current outstanding principal balance of an Eligible Loan or a Purchased Loan and (ii) if Seller intends to acquire or acquires an Eligible Loan or Purchased Loan at a discount, the purchase price paid or to be paid by Seller for such Eligible Loan or Purchased Loan less all Principal Payments received thereon plus all future advances funded by or on behalf of Seller therefor.

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by Seller or Depository in respect thereof and the proceeds of any sale of such Purchased Loan or any interest therein received by Seller or Depository.

“Prohibited Person” shall mean, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (1) any person or entity who is listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, but not limited to, the Specially Designated Nationals list (the “SDN List”) maintained by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”)), (2) any person or entity 50% or more directly or indirectly owned by, or controlled or acting on behalf of, a person described in clause (1), (3) any person or entity otherwise the target of the Sanctions laws, regulations, and Executive Orders administered by OFAC (collectively, the “OFAC Laws”) such that the entry into this Agreement or the performance of the obligation contemplated hereby would be prohibited if conducted by a U.S. person as that term is defined in the OFAC Laws, and (4) any person the target of Sanctions laws, regulations, and Executive Orders administered by any other Governmental Authority.

“Prohibited Transferees” shall have the meaning specified in Section 18(b).

“Purchase Date” shall mean the date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Date Market Value” shall mean, with respect to any Purchased Loan, the Market Value of such Purchased Loan as of the related Purchase Date, and which Purchase Date Market Value shall be set forth in the Confirmation for the related Transaction.

“Purchase Price” shall mean, with respect to any Purchased Loan, (i) as of the applicable Purchase Date, the price at which such Purchased Loan is transferred by Seller to Buyer on such Purchase Date, and (ii) as of any other date of determination, an amount (expressed in dollars) equal to the Purchase Price set forth in the foregoing clause (i) as increased by any Future Funding Amounts paid by Buyer and funds remitted by Buyer to or on account of Seller pursuant to Section 4(c) of this Agreement as of the date of such determination, and decreased by any payments made to Buyer to be applied in reduction of the Repurchase Price (other than Price Differential) of such Transaction pursuant to the terms of this Agreement, including Sections 3(e), 3(k), 4(b), 5(c)(iii), 5(d)(iii), 5(d)(v) and 5(e)(iv) of this Agreement.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan, including, without limitation, with respect to the Watchtower A-Note Eligible Loan, those documents specified as Purchased Loan Documents in the related Confirmation, in each case, as each of same may be amended, modified and/or restated in accordance with this Agreement.

“Purchased Loan Event of Default” shall mean for any Purchased Loan, an “Event of Default” as defined in the Purchased Loan Documents for such Purchased Loan (or such other term as is used in such documents to describe events the occurrence of which gives the lender the right to accelerate (or causes the automatic acceleration of) such Purchased Loan); provided, however, that no “Event of Default” as defined in the Purchased Loan Documents for such Purchased Loan shall become a Purchased Loan Event of Default until the expiration of all grace periods and cure rights related thereto under the Purchased Loan Documents.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Representations” shall mean with respect to any Purchased Loan or prospective Purchased Loan, the representations and warranties set forth on Exhibit VI attached hereto or, if different, the representations and warranties applicable to such Purchased Loan as set forth on Schedule 2 to the Confirmation for such Purchased Loan, in each case, as modified by any exceptions to such representations and warranties disclosed in an Exceptions Report. It is acknowledged and agreed that Buyer, in its sole and absolute discretion, may from time to time, upon delivery of at least three (3) Business Days prior written notice to Seller, amend the representations and warranties set forth on Exhibit VI attached hereto applicable to any Purchased Loan prior to the related Purchase Date therefor. Any such amendment of the representations and warranties set forth on Exhibit VI shall not be effective with respect to any Purchased Loan for which the Purchase Date has occurred hereunder prior to the effective date of such amendment. Buyer may elect, in its sole and absolute discretion, to require any such amendment of the representations and warranties set forth on Exhibit VI to apply to all Purchased Loans with Purchase Dates occurring from and after the effective date of such amendment and, in such event, Seller and Buyer will each execute and deliver an amendment of this Agreement substituting the amended version of Exhibit VI for the version of Exhibit VI then in effect.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Information.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loan or Eligible Loans sold by the applicable Series Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer, together with all Purchased Loan Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance, collection and escrow accounts relating to any such Eligible Loans.

“Qualified Institutional Lender” shall mean one or more of the following:

(a)    an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, in any case, that satisfies the Eligibility Requirements, or

(b)    an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which satisfies the Eligibility Requirements, or

(c)    an investment fund, limited liability company, limited partnership or general partnership in which a fund manager acceptable to Buyer in its commercially reasonable discretion acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders, or

(d)    an institution substantially similar to any of the foregoing in clauses (a), (b) or (c) above which satisfies the Eligibility Requirements.

(e)    any Person Controlled by, Controlling or under common Control with any of the Persons described in clause (a)-(d) or (f) of this definition;

(f)    an investment fund, limited liability company, limited partnership or general partnership where a fund manager acceptable to Buyer in its commercially reasonable discretion acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (f) satisfy the financial tests set forth in of the definition of Eligibility Requirements.

“Qualified Servicing Expenses” shall mean any fees and expenses payable to any third-party Servicer that is not an Affiliate of Seller, which fees and expenses are netted by such Servicer out of collections pursuant to the Initial Servicing Agreement or any other Servicing Agreement with respect to which the related Servicer has entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX attached hereto.

“Real Estate Settlement Procedures Act” shall mean the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. §§ 2601 et seq.

“Register” shall have the meaning specified in Section 18(c) of this Agreement.

“Registrar” shall have the meaning specified in Section 18(c) of this Agreement.

“REIT” shall mean a Person satisfying the conditions and limitations set forth in Sections 856(b) and 856(c) of the Code and qualifying as a “real estate investment trust,” as defined in Section 856(a) of the Code.

“Related Interest” shall mean (a) a junior or pari passu participation interest in a commercial mortgage loan, or (b) a “B note” or other subordinate note in an “A/B” or similar structure or pari passu “A note” in a commercial mortgage loan with respect to which the Senior Interest is a Purchased Loan or prospective Purchased Loan hereunder.

“Remittance Date” shall mean the seventeenth (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, for any Purchased Loan, the earliest of (i) the Facility Termination Date as may be extended pursuant to Section 3(p), (ii) the date specified in the Confirmation for such Purchased Loan as may be extended pursuant to Section 3(p), (iii) if applicable, Mandatory Early Repurchase Date or Accelerated Repurchase Date, and (iv) the date that is two (2) Business Days prior to the maturity date or other earlier repayment date (under the related Purchased Loan Documents) for such Purchased Loan (or, in the case of any Senior Interest, the underlying mortgage loan), without giving effect to any extension of such maturity date, whether by modification, waiver, forbearance or otherwise (other than extensions at the related Mortgagor’s option without requiring consent of the Seller or for which the Seller’s consent may not be unreasonably withheld, conditioned or delayed) pursuant to the terms of the Purchased Loan Documents as such Purchased Loan Documents existed on the related Purchase Date) that has not been approved by Buyer in writing in its sole discretion; provided, that, solely with respect to this clause (iv), the settlement date with respect to such Repurchase Date and Purchased Loan may occur two (2) Business Days after the related Repurchase Date.

“Repurchase Obligations” shall have the meaning specified in Section 6.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (i) the then outstanding Purchase Price of such Purchased Loan, and (ii) the accrued but unpaid Price Differential with respect to such Purchased Loan as of the date of such determination.

“Repurchase Price Cap” shall mean, with respect to any Purchased Loan, an amount equal to (i) the product of (x) the then current Market Value of such Purchased Loan, and (y) the Maximum Original Purchase Percentage of such Purchased Loan, less (iii) any mandatory reductions of the Repurchase Price for such Purchased Loan required under the Confirmation therefor.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Sanctions” shall mean economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (1) the U.S. government, including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce, (2) the United Nations Security Council, (3) the European Union or any of its member states, (4) Her Majesty’s Treasury, (5) the Swiss government, (6) the Canadian government, and (7) Governmental Authorities of any other country in which Buyer, Seller or Sponsor operates.

“S&P” shall mean Standard & Poor’s Global Ratings.

“SDN List” shall have the meaning specified in the definition of Prohibited Person.

“SEC” shall have the meaning specified in Section 23(a).

“Second Extended Repurchase Date” shall mean, subject to the proviso set forth in Section 3(p), August 9, 2021 (or if such day is not a Business Day, the next succeeding Business Day).

“Second Extension Term” shall have the meaning specified in Section 3(p).

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Senior Interest” shall mean (a) a senior (or pari passu senior) participation interest, or (b) an A-Note.

“Senior Interest Documents” shall mean, for any Senior Interest, the A-Note or participation certificate, as applicable, together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to the priority, rights or obligations of such Senior Interest and the applicable Related Interest.

“Senior Interest Side Letter” shall mean, with respect to any Senior Interest proposed to be included in a Transaction hereunder, if Seller or an Affiliate of Seller shall hold any Related Interest related to such Senior Interest, a letter agreement to be entered into on or before the Purchase Date of such Senior Interest hereunder among Seller or any Affiliate of Seller that holds the Related Interest (or any portion thereof) and Buyer, in form and substance reasonably acceptable to Buyer.

“Series Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean the servicer or subservicer under any Servicing Agreement or the Initial Servicer under the Initial Servicing Agreement, as applicable.

“Servicer Notice and Agreement” shall have the meaning specified in Section 28(a).

“Servicing Agreement” shall have the meaning specified in Section 28(a) or the Initial Servicing Agreement, as the case may be.

“Servicing Records” shall have the meaning specified in Section 28(b).

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following, in each case as the same may be subject to the terms of any applicable Servicing Agreements and the provisions of the documentation for the applicable Purchased Loans: (a) any and all rights of Seller to service the Purchased Loans or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Loans; (b) any payments to or monies received by or payable to Seller (as opposed to any third-party servicer) as compensation for servicing the Purchased Loans (including, without limitation, workout fees, consent fees, liquidation fee, late fees, penalties or similar amounts payable to Seller); (c) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (d) the right, if any, to appoint a special servicer or liquidator of the Purchased Loans; and (e) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Loans.

“SIPA” shall have the meaning specified in Section 23(a).

“Sponsor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Structuring Fee” shall have the meaning specified in the Confirmation with respect to the Watchtower A-Note Eligible Loan.

“Supplemental Due Diligence List” shall mean, with respect to any New Collateral, information or deliveries concerning the New Collateral that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the property is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the title policy for such Mortgaged Property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Conditions Precedent” shall mean, with respect to each proposed Transaction,

(i)    no Default, or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(ii)    Seller shall have provided evidence reasonably acceptable to Buyer substantiating the acquisition cost of such asset (or, in the case of any asset purchased from an Affiliate, the original acquisition cost of such asset at the time it was acquired by an Affiliate of Seller from a non-Affiliate) (including therein reasonable supporting documentation required by Buyer, if any) or if such loan was originated by Seller, the outstanding principal balance of such loan;

(iii)    Seller shall have delivered to Buyer all information which Seller reasonably believes to be necessary for Buyer to make an informed business decision with respect to the purchase of such Purchased Loan and Seller shall have certified to Buyer that Seller has no Knowledge of any material information concerning the related Purchased Loan which is not reflected in the related Diligence Materials or otherwise disclosed to Buyer in writing;

(iv)    the representations and warranties made by Seller or Sponsor in any of the Transaction Documents (including the Purchased Loan Representations with respect to the Eligible Loans then being transferred, subject to any exceptions to such representations and warranties disclosed in an Exceptions Report) shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date);

(v)    Seller has paid all expenses of Buyer (subject to Section 27 below) then due and payable (which, upon the agreement of Buyer and Seller, may be held back from funds remitted to Seller by Buyer);

(vi)    Seller has satisfactorily completed its “Know Your Customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer) and the results of such diligence shall be acceptable to Buyer in its sole discretion;

(vii)    the Servicer of the related Purchased Loan shall have entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX;

(viii)    Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the assets proposed to be sold to Buyer by Seller in the related Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction, and in each case, such approval shall be evidenced by Buyer’s execution and delivery of the related Confirmation;

(ix)    Master Seller shall have established the Series Seller which will be entering the proposed Transaction and executed and/or delivered to Buyer a Joinder Agreement with respect to such Series Seller and any organizational documents and amendments and any other documents and agreements required in connection with such new Series Seller or the proposed Transaction under Section 3(n);

(x)    on or prior to the Purchase Date of the Watchtower A-Note Eligible Loan, Seller shall have paid to Buyer the Structuring Fee; and

(xi)    any other conditions as may be required by Buyer.

“Transaction Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute a Transaction Event of Default.

“Transaction Documents” shall mean, collectively, this Agreement, the Guaranty, the Custodial Agreement, the Controlled Account Agreement, all Confirmations and Joinder Agreements executed pursuant to this Agreement in connection with specific Purchased Loans, the Servicing Agreement(s), and any and all other documents and agreements executed and delivered by Seller and/or Sponsor as required by this Agreement or any Transactions hereunder, as each may be amended, modified and/or restated from time to time.

“Transaction Event of Default” shall have the meaning set forth in Section 13(a)(II).

“Transfer” shall have the meaning specified in Section 10(b).

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Trust Receipt” shall mean a trust receipt issued by (i) Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or (ii) a Bailee pursuant to a bailment arrangement with counsel or other third party acceptable to Buyer in its sole discretion.

“Truth in Lending Act” shall mean the Truth in Lending Act of 1968, 15 U.S.C. §§1601 et seq.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“Underlying Loan Maturity Date” shall mean, with respect to any Purchased Loan (including, with respect to a Senior Interest, the related Mortgage Loan), the maturity date as set forth in the related Purchased Loan Documents as such Purchased Loan Documents existed on the related Purchase Date, without giving effect to any extension of such maturity date, whether by modification, waiver, forbearance or otherwise that have not been approved by Buyer in writing in its sole discretion (other than any such extensions at the option of the Mortgagor under the related Purchased Loan that do not require consent of the related lender or for which the related lender’s consent may not be unreasonably withheld, conditioned or delayed).

“Underlying Purchased Loan Reserves” shall mean, with respect to any Purchased Loan, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the Servicer of such Purchased Loan unless and until such funds are, pursuant to and in accordance with the terms of the related Purchased Loan Documents, either (i) released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained) or (ii) released to the related Mortgagor.

“Underwriting Issues” shall mean, with respect to any Collateral as to which Seller intends to request a Transaction, all material information Known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, which would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Loan Document(s)), to a reputable nationally recognized institutional commercial mortgage loan buyer in determining whether to originate or acquire the Collateral in question.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 29(f).

“Watchtower A-Note Eligible Loan” shall mean the Watchtower A-Note(s) specified in the related Confirmation therefor.

(b)    Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular paragraph, section, subsection, or clause contained in this Agreement. Each of the definitions set forth in Section 2 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

3.    INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION

(a)    Subject to the terms and conditions set forth in this Agreement (including, without limitation, the satisfaction of the Transaction Conditions Precedent set forth herein), Buyer agrees to consider entering into (x) a Transaction with respect to the Watchtower A-Note Eligible Loan and (y) Transactions from time to time in its sole and absolute discretion, in each case, pursuant to written request at the initiation of Master Seller as provided in this Agreement. Seller shall give Buyer written notice of each proposed Transaction and Buyer shall inform Master Seller of its determination with respect to any assets proposed to be sold to Buyer by Seller in accordance with Exhibit VIII attached hereto, which may be amended from time to time by Buyer in its sole and absolute discretion. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer determines in its sole and absolute discretion. Buyer shall be entitled to make a determination, in its sole and absolute discretion, whether it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. In addition, Buyer shall not be required to enter into any Transaction if an Event of Default has occurred and is continuing with respect to any Transaction Documents.

(b)    Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived in writing by Buyer), as determined by Buyer in its sole and absolute discretion (and evidenced by Buyer’s execution of a related Confirmation and funding of the related Purchase Price), Buyer shall promptly deliver to Master Seller a written confirmation (which shall also be in electronic form) in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe each Purchased Loan to be included in such Transaction, shall identify Buyer and the applicable Series Seller for such Transaction, and shall set forth:

(i)    the Purchase Date,

(ii)    the Principal Balance,

(iii)    the Purchase Date Market Value,

(iv)    the Actual Original Purchase Percentage,

(v)    the Maximum Original Purchase Percentage,

(vi)    the Purchase Price,

(vii)    the Repurchase Date,

(viii)    the initial Pricing Rate (including the Applicable Spread) applicable to the Transaction,

(ix)    the total future funding obligations of Seller required to be funded pursuant to the terms of the related Purchased Loan Documents; and

(x)    any additional terms or conditions not inconsistent with this Agreement.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

(c)    Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transactions covered thereby unless specific objection is made by Seller no more than five (5) Business Days after the date thereof (unless such period is waived in writing by Seller). In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than five (5) Business Days after such Confirmation is received by Seller (unless such period is waived in writing by Seller).

(d)    [Reserved.]

(e)    On the applicable Repurchase Date for any Transaction, termination of such Transaction will be effected by transfer to the applicable Series Seller or its agent of the applicable Purchased Loan(s) and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Master Seller, such Series Seller or any other Series Seller pursuant to Section 5 of this Agreement), against the simultaneous transfer of the Repurchase Price for such Transaction to an account of Buyer including the Cash Management Account.

(f)    If prior to the first day of any Pricing Rate Period with respect to a Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment

(which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as reasonably determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give written notice thereof (which may be via email) to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to (i) the Federal Funds Rate plus (ii) 0.25% plus (iii) the Applicable Spread (the “Alternative Rate”). In exercising its rights and remedies under this Section 3(f), Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights

(g)    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement. In exercising its rights and remedies under this Section 3(g), Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights.

(h)    Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) of a termination of a Transaction, (i) any payment of the Repurchase Price for any Purchased Loan on any day other than a Remittance Date or the Repurchase Date for such Purchased Loan (including, without limitation, any actual breakage costs and similar out of pocket costs or (iii) conversion of the Transaction to an Alternative Rate Transaction pursuant to Section 3(f) of this Agreement on a day which is not the last day of the then current Pricing Rate Period. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.

(i)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the Closing Date:

(i)    shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)    shall impose on Buyer (other than Taxes) any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in its sole and absolute discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall, within ten (10) Business Days after Buyer has actual knowledge of such event, notify Seller in writing of the event by reason of which it has become so entitled. Such notification shall set forth in reasonable detail the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. In exercising its rights and remedies under this Section 3(i), Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(j)    If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. In exercising its rights and remedies under this Section 3(j), Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loan.

(k)    Master Seller, on behalf of any Series Seller, shall have the right at any time, upon one (1) Business Day prior notice to Buyer, to transfer cash to Buyer for the purpose of reducing the Repurchase Price of, but not terminating, the Transaction to which such Series Seller is a party. In addition, Master Seller, on behalf of any Series Seller, shall be entitled to terminate the Transaction to which such Series Seller is a party on demand and repurchase a related Purchased Loan on any Business Day prior to related Repurchase Date provided that (i) Seller notifies Buyer in writing of its intent to terminate such Transaction no later than one (1) Business Day prior to the intended repurchase date (an “Early Repurchase Date”) unless such Early Repurchase Date, is in connection with curing a Margin Deficit or breach of any representation, warranty or covenant or in connection with any change in any Requirement of Law or application thereof which makes the Transaction unlawful in which case advance notice shall not be required, and (ii) on such Early Repurchase Date, Seller pays to Buyer an amount equal to the Repurchase Price for the applicable Purchased Loan and any other amounts due and payable under this Agreement with respect to such Purchased Loan. In connection with any reduction of outstanding Purchase Price (other than a termination of a Transaction) pursuant to this Section 3(k), Buyer and Seller shall amend and restate the existing Confirmation for the Transaction to set forth the current outstanding Purchase Price and any other changes related thereto.

(l)    Upon the occurrence of a Mandatory Early Repurchase Event with respect to any Purchased Loan, Buyer may, upon written notice to the applicable Series Seller, accelerate the Repurchase Date of such Purchased Loan to the date (the “Mandatory Early Repurchase Date”) which is three (3) Business Days following such notice, provided that such notice is sent by 3:00 p.m. (New York City time), or four (4) Business Days following such notice if such notice is sent after 3:00 p.m. (New York City time) (or such earlier date as may be required pursuant to the last sentence of this Section 3(l)), and require that the applicable Series Seller repurchase such Purchased Loan from Buyer on such Mandatory Early Repurchase Date (a “Mandatory Early Repurchase”), which repurchase by the applicable Series Seller shall be conducted pursuant to and in accordance with Section 3(e).

(m)    If Buyer shall exercise its rights under Sections 3(g), 3(i) or 3(j), then Seller shall have the right, at any time thereafter (unless Buyer has at such time waived any claims pursuant to such Sections or such Sections no longer apply) to terminate this Agreement or all Transactions hereunder and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no exit fee or prepayment fee or premium or similar payment due.

(n)    On or before the Purchase Date for any Transaction, Member shall establish, pursuant to the provisions of the Master Seller LLC Agreement and in accordance with Delaware law, a new Series Seller to enter into such Transaction pursuant to the related Confirmation, and deliver copies of the completed Schedule C to the Master Seller LLC Agreement with respect to such Series Seller and same shall be reasonably acceptable to Buyer. On or prior to the Purchase Date for any Transaction, (i) Master Seller and such new

Series Seller shall execute and deliver to Buyer a joinder agreement substantially in form attached hereto as Exhibit XI (a “Joinder Agreement”) pursuant to which such Series Seller shall be added as a party hereto and to the other Transaction Documents and any other documents and agreements as Buyer may reasonably require with respect to such Series Seller or in connection with such Transaction and (ii) if required by Buyer in its sole discretion, Buyer shall have filed UCC financing statements in all applicable filing offices with respect to such new Series Seller, which UCC financing statements shall be in form and substance satisfactory to Buyer and may describe the collateral as “All assets of [such new Series Seller], whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description.

(o)    Other than with respect to Future Funding Amounts specifically disclosed by Seller and approved by Buyer either on the related Purchase Date in the Confirmation or otherwise in writing for the applicable Purchased Loan, Buyer shall have no obligation to consider entering into any Future Funding Transaction with respect to any Purchased Loan.    With respect to Future Funding Amounts that were approved by Buyer in the related Confirmation on the Purchase Date (“Approved Future Funding Amounts”), Buyer’s agreement to enter into any related Future Funding Transaction is subject to the satisfaction of the conditions precedent set forth in this Section 3(o), both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof, and all such Future Funding Transactions shall be otherwise subject to the following terms and conditions:

(i)    With respect to any one or more Purchased Loans with Approved Future Funding Amounts, on or prior to the first (1st) Business Day of each calendar month, Seller may submit a request to Buyer requesting a Future Funding Transaction (a “Future Funding Transaction Request”) in which, subject to the conditions precedent set forth in this Section 3(o), Buyer shall remit Future Funding Amounts requested in such Future Funding Transaction Request to or on account of Seller by no later than the tenth (10th) Business Day following the date of the related Future Funding Transaction Request (a “Future Funding Transaction Date”); provided, however, that Buyer shall only be obligated to fund Future Funding Amounts hereunder to the extent that future funding advances made by Seller under the related Purchased Loans from and after the date of the last preceding Future Funding Transaction are equal to or in excess of $1,000,000. Seller shall notify Buyer at least two (2) Business Days prior to the requested Future Funding Transaction Date (x) whether Seller has determined that all related conditions precedent to future funding advances under the related Purchased Loan Documents have been satisfied and (y) whether Seller funded, or approved for funding, the related advance under the Purchased Loan Documents.

(ii)    In connection with any Future Funding Transaction, Buyer shall have the right to conduct an additional due diligence investigation of the Future Funding Request Package and/or the related Purchased Loan as Buyer reasonably determines. In addition, each of the following conditions shall have been satisfied (each such condition, a “Future Funding Condition”) on or before the related Future Funding Transaction Date: (a) Buyer shall have received a complete Future Funding Request Package on or prior to the date that Seller has submitted the related Future Funding Transaction Request, (b) Buyer shall have determined in its commercially reasonable discretion that all related conditions precedent to future funding advances under the related Purchased Loan Documents, as in effect on the related Purchase Date (or as modified thereafter in accordance with the express terms of this Agreement), have been satisfied according to the applicable standard of discretion set forth in such Purchased Loan Documents, (c) unless previously approved by Buyer, Buyer shall have approved in its commercially reasonable discretion the related Mortgagor’s budget and capital expenditure plan or any material changes thereto, (d) [reserved], (e) Buyer shall have received evidence, acceptable to Buyer in its commercially reasonable discretion, of title and lien searches relating to the Mortgaged Property performed in connection with the related future funding advances, (f) no Default or Event of Default under this Agreement, or any default or event of default (howsoever defined) on the Purchased Loan or under the related Purchased Loan Documents, shall have occurred and be continuing and no Margin Deficit under this Agreement shall be outstanding, and (g) the Future Funding Amount requested of Buyer in connection with such Future Funding Transaction shall be in an amount of no less than $500,000 (subject in all cases to the proviso set forth in the preceding clause (i)). Buyer hereby agrees to act diligently in good faith to confirm the satisfaction of the Future Funding Conditions set forth in this Section 3(o)(ii) on or prior to the related Future Funding Transaction Date. Buyer’s determination, in its commercially reasonable discretion, that the Future Funding Conditions have not been satisfied shall not affect Seller’s obligations with respect to future advances under a Purchased Loan as and when required pursuant to the related Purchased Loan Documents.

(iii)    With respect to each Future Funding Transaction, Seller and Buyer shall amend the related Confirmation to reflect the outstanding principal balance and current Purchase Price of the related Purchased Loan after giving effect to such Future Funding Transaction.

(iv)    Notwithstanding the foregoing, Seller and Buyer may, in Buyer’s sole discretion, agree from time to time to cause a Future Funding Transaction to occur on the same day as a Future Funding Date with respect to a Purchased loan, in which case the Buyer shall remit the related Future Funding Amount on the related Future Funding Date, as Seller may direct in writing, as follows: (a) if an escrow agreement has been established in connection with such Future Funding Transaction, remit the related Future Funding Amount to the related escrow account, (b) if the terms of the Purchased Loan Documents provide for a reserve account in connection with future advances, remit the related Future Funding Amount to the applicable reserve account or (c) otherwise, remit the related Future Funding Amount directly to the Mortgagor under the related Purchased Loan.

(p)    Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, provided all of the Extension Conditions shall have been satisfied, Seller shall have the option (each, an “Extension Option”) to extend the Facility Termination Date with respect to all of the Transactions (i) from the Original Repurchase Date to the First Extended Repurchase Date (the “First Extension Term”), and (ii) so long as the Facility Termination Date has been extended to the First Extended Repurchase Date, from the First Extended Repurchase Date to the Second Extended Repurchase Date (the “Second Extension

Term”; together with the First Extension Term, collectively, the “Extension Terms”) (all of the other terms and conditions of such Transactions remaining the same); provided, that if the maturity date of the 640 Broadway Eligible Loan has been extended to January 9, 2022 pursuant to the terms of the related Purchased Loan Documents and subject to the terms of this Agreement, then the Second Extended Repurchase Date shall be, solely with respect to the 640 Broadway Eligible Loan, January 9, 2022. For purposes of the preceding sentence, the “Extension Conditions” shall be deemed to have been satisfied if:

(i)    Seller shall have given Buyer written notice, not less than fifteen (15) days prior to the then current Facility Termination Date, of Seller’s desire to extend the Facility Termination Date;

(ii)    no Default or Event of Default under this Agreement shall have occurred and be continuing as of the then current Facility Termination Date, and no due and unpaid Margin Deficit shall exist;

(iii)    all other fees and amounts then due from Seller to Buyer hereunder or the other Transaction Documents shall have been paid, including without limitation all fees payable pursuant to any Confirmation; and

(iv)    the representations and warranties made by Seller and Sponsor in each of the Transaction Documents shall be true and correct in all material respects as of the then current Facility Termination Date (except to the extent that such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date), except as disclosed to Buyer in writing prior to the Purchase Date for any applicable Purchased Loan in an Exceptions Report.

Notwithstanding anything to the contrary but subject to the proviso set forth in this Section 3(p), upon the effectiveness of any Extension Term, the Repurchase Date of each Purchased Loan as set forth in the related Confirmation shall be deemed extended, with respect to each such Purchased Loan, to the earlier of (x) the applicable Extended Repurchase Date and (y) the date that is two (2) Business Days prior to the maturity date or other earlier repayment date (under the related Purchased Loan Documents) for such Purchased Loan (or, in the case of any Senior Interest, the underlying mortgage loan), without giving effect to any extension of such maturity date, whether by modification, waiver, forbearance or otherwise (other than extensions at the related Mortgagor’s option without requiring consent of the Seller or for which the Seller’s consent may not be unreasonably withheld, conditioned or delayed) pursuant to the terms of the Purchased Loan Documents as such Purchased Loan Documents existed on the related Purchase Date.

(q)    Notwithstanding anything to the contrary contained herein or in the Repurchase Agreement, Buyer shall not be required to purchase any Eligible Loan proposed by Seller for sale under this Agreement if, after giving effect to such Transaction and any Future Funding Amounts requested in connection therewith, the aggregate Repurchase Price (other than Price Differential) for all Transactions then outstanding would exceed the Maximum Amount.

4.    MARGIN MAINTENANCE

(a)    Buyer shall determine the Repurchase Price Cap of each Purchased Loan on each Business Day and shall determine (i) the amount, if any, by which such Repurchase Price Cap is less than the Repurchase Price (excluding Price Differential) (a “Margin Deficit”) and (ii) the amount, if any, by which the Repurchase Price Cap exceeds the Repurchase Price (excluding Price Differential) (“Margin Excess”).

(b)    Subject to Section 4(f) hereunder, if at any time an aggregate Margin Deficit exists with respect to one or more Purchased Loans in an amount greater than the lesser of (i) $250,000 and (ii) one percent (1%) of the Repurchase Price (excluding Price Differential) of the applicable Purchased Loan, then Buyer may by written notice (which notice shall be given in accordance with Section 16 hereof) (a “Margin Notice”) to Master Seller on behalf of the applicable Series Seller(s), require the applicable Series Seller(s) to make a payment to Buyer in the amount of the Margin Deficit for such Purchased Loan(s), to be applied in reduction of the Repurchase Price of some or all of the related Purchased Loans, as determined by Buyer, by no later than the Margin Deadline on the date that is two (2) Business Days following the date of receipt of such Margin Notice. The applicable Series Seller’s failure to cure any Margin Deficit as required by this paragraph within the time periods set forth herein shall constitute a Transaction Event of Default with respect to the applicable Transaction under the Transaction Documents and shall entitle Buyer to exercise its remedies under Section 13(c) of this Agreement.

(c)    If at any time a Margin Excess exists with respect to a Purchased Loan, then Master Seller may by notice delivered to Buyer require Buyer to transfer to Master Seller on behalf of the applicable Series Seller cash in an amount up to the Margin Excess by no later than the Margin Deadline on the date that is two (2) Business Days following Buyer’s receipt of such notice from Master Seller, provided that such notice is received by 6:00 p.m. (New York City time), or three (3) Business Days following the date of Buyer’s receipt of such notice from Seller if such notice is received after 6:00 p.m. (New York City time) on such date; provided, however, that (1) any such transfer of cash shall not be in an amount less than $100,000, (2) any such transfer of cash shall not cause the Repurchase Price for the applicable Purchased Loan to exceed the Repurchase Price Cap for such Transaction, and (3) no Default or Event of Default under this Agreement shall have occurred and be continuing.

(d)    The failure of, or delay by, Buyer or Seller, on any one or more occasions, to exercise its respective rights under Section 4(b) and 4(c) of this Agreement shall not (i) change or alter the terms and conditions to which this Agreement is subject, (ii) limit the right of such party to do so at a later date, (iii) limit such party’s rights under this Agreement or otherwise existing by law, or (iv) in any way create additional rights for such party.

(e)    If Master Seller and/or any applicable Series Sellers transfer cash to Buyer on account of Margin Deficits relating to more than one Purchased Loan, but such cash is insufficient to fully satisfy such Margin Deficits (after giving effect to any netting pursuant to Section 4(f)), Buyer shall have the right to designate the Purchased Loan(s) and Margin Deficit(s) to which such payments shall be applied, in its sole and absolute discretion.

(f)    Buyer and Master Seller acknowledge and agree that, so long as no Default or Event of Default shall have occurred and be continuing, then notwithstanding the provisions of Sections 4(a) through 4(c) hereof, Margin Excess and Margin Deficit shall be netted for all the Transactions under this Agreement, and the aggregate amount of the Margin Excess for all Transactions shall be credited against the aggregate Margin Deficit owed under Section 4(b) and only the net amount need be paid; provided, that any net payment to Master Seller shall be subject to the conditions set forth in Section 4(c).

5.    INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)    On each Remittance Date, each Series Seller shall be obligated to pay to Buyer (to the extent not paid on such date through the distributions required pursuant to Sections 5(c), (d), (e) and (f) hereof) the accrued but unpaid Price Differential for its applicable Transaction(s) due as of such Remittance Date (along with any other amounts then due and payable), by wire transfer in immediately available funds. A Cash Management Account shall be established by Master Seller, on behalf of itself and each Series Seller, at the Depository. Buyer shall have sole dominion and control over the Cash Management Account. All Available Income in respect of the Purchased Loans shall be deposited by Master Seller and each Series Seller or the applicable Servicer directly into the Cash Management Account without any further action of Buyer. All such amounts transferred into the Cash Management Account shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(b), 5(c), 5(d), 5(e), 13(b)(iii) and 13(c)(iii) of this Agreement.

(b)    Seller shall cause the Servicer (other than the Initial Servicer) of each Purchased Loan to enter into a Servicer Notice and Agreement in the form attached as Exhibit IX to this Agreement (or in such other form as is acceptable to Buyer in its sole discretion), which provides, inter alia, that the Servicer shall deposit, or cause to be deposited, all Available Income with respect to such Purchased Loan into the Cash Management Account. If a Servicer forwards any Available Income with respect to a Purchased Loan to Master Seller or any Series Seller rather than directly to the Cash Management Account, Master Seller shall (i) redeliver an executed copy of the Servicer Notice and Agreement to the applicable Servicer, and make other commercially reasonable efforts to cause such Servicer to forward such amounts directly to the Cash Management Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) within two (2) Business Days after receipt thereof deposit in the Cash Management Account any such amounts.

(c)    So long as no Event of Default shall have occurred and be continuing, all Available Income received by the Depository in respect of the Purchased Loans (other than Principal Payments and net sale proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)    first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) the Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement;

(ii)    second, to remit to Buyer an amount equal to the aggregate Price Differential which is due and payable in respect of all of the Purchased Loans as of such Remittance Date;

(iii)    third, after giving effect to Section 4(f), to make a payment to Buyer on account of any outstanding and unpaid Margin Deficit;

(iv)    fourth, to remit to Buyer on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents; and

(v)    fifth, to remit to Master Seller, on behalf of all applicable Series Sellers, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Master Seller, on behalf of the applicable Series Sellers, hereunder shall be retained in the Cash Management Account until the earlier of (x) the day on which Buyer provides written notice to Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority fifth; and (y) the expiration of the cure period applicable to such Default, at which time the Depository shall apply all such amounts pursuant to Section 5(e).

(d)    So long as no Event of Default shall have occurred and be continuing, any scheduled or unscheduled Principal Payment (including net sale proceeds) in respect of a Purchased Loan which is a portion of the Available Income received by the Depository during each Collection Period shall be applied by the Depository (1) on the Business Day following the day on which such funds are deposited in the Cash Management Account for funds deposited in the Cash Management Account by 2:00 p.m. (Central time) or (2) on the second (2nd) Business Day following the day on which such funds are deposited in the Cash Management Account for funds deposited in the Cash Management Account after 2:00 p.m. (Central time), in the following order of priority:

(i)    first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) the Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement (in each case, to the extent not paid pursuant to Section 5(c)(i) above);

(ii)    second, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Remittance Date (or such other date of application) (to the extent not paid pursuant to Section 5(c)(ii) above);

(iii)    third, after giving effect to Section 4(f), to make a payment to Buyer on account of any outstanding and unpaid Margin Deficit (to the extent not paid pursuant to Section 5(c)(iii) above);

(iv)    fourth, to remit to Buyer on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents (to the extent not paid pursuant to Section 5(c)(iv) above);

(v)    fifth, to make a payment to Buyer on account of the Repurchase Price (other than Price Differential paid pursuant to Sections 5(c)(ii) or 5(d)(ii) above) of each of the respective Purchased Loans in respect of which such Principal Payment(s) and/or net sales proceeds have been received, in an amount equal to the product of (A) such Principal Payment(s) and/or net sales proceeds multiplied by (B) the respective Allocable Percentages applicable thereto; and

(vi)    sixth, to remit to Master Seller, on behalf of all applicable Series Sellers, the remainder of such Principal Payment or net sale proceeds, if any; provided that, if any Default has occurred and is continuing as of such disbursement date that has not become an Event of Default, all amounts otherwise payable to Master Seller, on behalf of the applicable Series Sellers, hereunder shall be retained in the Cash Management Account until the earlier of (x) the day on which Buyer provides written notice to Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority sixth; and (y) the expiration of the cure period applicable to such Default, at which time the Depository shall apply all such amounts pursuant to Section 5(e).

(e)    If an Event of Default shall have occurred and be continuing, all Available Income (including Principal Payments and net sale proceeds) received by Buyer or the Depository in respect of the Purchased Loans during each Collection Period shall be applied by Buyer or the Depository on the Business Day following the day on which such funds are deposited in the Cash Management Account as follows:

(i)    first, to remit to (a) the Custodian in an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) the Depository in an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement;

(ii)    second, to remit to Buyer an amount equal to the aggregate Price Differential which is due and payable in respect of all of the Purchased Loans as of such Business Day;

(iii)    third, to remit to Buyer in an amount equal to any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents;

(iv)    fourth, to make a payment to Buyer in an amount equal to (a) the Repurchase Price of each of the Purchased Loans if a Facility Event of Default exists (which amount may be allocated by Buyer to one or more of the Purchased Loans in such amounts as Buyer may determine in its sole and absolute discretion), or (b) the

Repurchase Price of each of the Purchased Loans with respect to which a Transaction Event of Default has occurred and is continuing (but no Facility Event of Default then exists), in each case until the Repurchase Price for each of such Purchased Loans has been reduced to zero (if a Facility Event of Default shall exist or Transaction Events of Default shall exist with respect to more than one Purchased Loan, Buyer may allocate amounts under this Section 5(e)(iv) to the Repurchase Price(s) of one or more of such Purchased Loans in such amounts as Buyer may determine in its sole and absolute discretion); and

(v)    fifth, to remit to Master Seller the remainder, if any.

(f)    Notwithstanding that each Series Seller shall be responsible for its own Available Income, the distribution and allocation of Available Income in accordance with the foregoing provisions of this Section 5 may, for administrative convenience, be accomplished on an aggregate basis for all Series Sellers. In the event that the amounts remitted pursuant to Sections 5(c), (d) and (e) above on any Remittance Date are insufficient to pay the accrued Price Differential due with respect to each of the Transactions at the respective Pricing Rates as of such Remittance Date (along with any other amounts then due and payable), then Buyer, in its sole and absolute discretion, shall determine each Series Seller which had insufficient Available Income to pay all accrued and unpaid Price Differential at the applicable Pricing Rate as of such Remittance Date and Margin Deficit payments related to the Transaction(s) to which such Series Seller is a party (together with such Series Seller’s share of the custodial fees and any other joint expenses allocated ratably according to the Available Income received by each of the Series Sellers) and deliver notice (which may be delivered via email) to Master Seller, on behalf of each of the Series Sellers, on the Remittance Date of the portion of such Cash Flow Deficiency payable by the respective Series Sellers. Each applicable Series Seller shall be required to pay the portion of the Cash Flow Deficiency allocable to such Series Seller (as set forth in such notice from Buyer) to Buyer, by wire transfer in immediately available funds within one (1) Business Day after such Remittance Date. If any Series Seller shall fail to pay the portion of the Cash Flow Deficiency due from such Series Seller within one (1) Business Day after such Remittance Date, such failure shall constitute a Transaction Event of Default with respect to the Transaction(s) to which each such Series Seller is a party.

(g)    All Underlying Purchased Loan Reserves for any Purchased Loan must be held with the applicable Servicer in accordance with Section 28 in segregated accounts held for the benefit of Seller or otherwise subject to control agreements approved by the Buyer. In the event that no Servicer holds any such Underlying Purchased Loan Reserves for a Purchased Loan and Seller would otherwise hold the Underlying Purchased Loan Reserves directly, it shall forward such Underlying Purchased Loan Reserves to the Cash Management Account to be held and applied in accordance with the applicable Purchased Loan Documents.

6.    SECURITY INTEREST

Buyer and Seller intend, for all purposes other than those described in Section 22(e), that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans. However, in the event any such Transaction is deemed to be a loan (except in the case of the grant of security interests by Seller under clause (b) below, which shall be unconditional as of the Closing Date), Master Seller, on behalf of itself and with respect to each Series Seller, hereby pledges all of its right, title, and interest in, to and under and grants a lien on, and security interest in (which lien and security interest shall be of first priority), all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the other Transaction Documents (the “Repurchase Obligations”) (it being understood that the grant of security interest in any items described below which are otherwise sold to Buyer pursuant to any Transaction hereunder is made to secure Buyer’s interest therein in the event any such Transaction is deemed to be a loan):

(a)    the Purchased Loans, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b)    the Cash Management Account and all monies from time to time on deposit in the Cash Management Account;

(c)    all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(d)    all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.

Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any appropriate jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all Purchased Loans or words of similar effect, regardless of whether the description of the Purchased Loans in such financing statements includes every component set forth in the definition, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller. Seller also ratifies its authorization for Buyer to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Without limiting the foregoing, Seller also hereby irrevocably authorizes the Buyer and its counsel to file UCC financing statements in form and substance satisfactory to the Buyer, describing the collateral as “All assets of Master Seller and all assets of each series of interests now or hereafter established by Master Seller or its member, in each case, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description.

Buyer’s security interest in a Purchased Loan, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Loan, the repurchase thereof in accordance with this Agreement and (ii) in the case of the Collateral as a whole, the termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon any such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable to evidence the release of Buyer’s lien on and security interest in the applicable Purchased Loan, or the Collateral, as applicable and to return the Purchased Documents for the applicable Purchased Loan to Seller.

7.    PAYMENT, TRANSFER AND CUSTODY

(a)    On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer to an account of Seller or as otherwise specified in the Confirmation relating to such Transaction of the difference between (i) the Purchase Price for the Purchased Loan(s) minus (ii) any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements payable to Buyer in connection with such Transaction (if and to the extent that Buyer requires that Seller pay such fees, costs and expenses on the Purchase Date for such Transaction).

(b)    On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee (including the Bailee or the Custodian) the Custodial Delivery in the form attached hereto as Exhibit IV. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to each Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released to the Custodian or Bailee, as applicable, and shall cause the Custodian or Bailee, as applicable, to deliver a Trust Receipt on the Purchase Date concerning the receipt of, the following documents (collectively, the “Purchased Loan File”) pertaining to each of the Purchased Loans identified in the Custodial Delivery delivered therewith; provided, that Seller shall deliver a certificate of an Authorized Representative of Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents:

(i)    The original Mortgage Note (or A-Note with respect to any Senior Interest) (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to the order of                      without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii)    An original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of each guarantee executed in connection with the Mortgage Note (if any).

(iii)    The original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of the loan agreement.

(iv)    The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that such represents a true and correct copy of the original and, that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)    The originals of all assumption, modification, consolidation or extension of mortgage agreements (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vi)    The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vii)    The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(viii)    The original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of the attorney’s opinion of title and abstract of title or the original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of the mortgagee title insurance policy, or if the mortgagee title insurance policy has not been issued, the binding pro forma policy or commitment marked effective attached to the Purchased Loan closing escrow letter.

(ix)    The original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan (if any).

(x)    The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller, certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(xi)    The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of the Watchtower A-Note Eligible Loan, if applicable, copies thereof together with an officer’s certificate of Seller, certifying that such copies represent true and correct copies of the originals and that such originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located).

(xii)    A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing thereon, and UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.

(xiii)    An original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of the environmental indemnity agreement (if any).

(xiv)    The originals (or, in the case of the Watchtower A-Note Eligible Loan, copies) of all lockbox agreements, cash management agreements, other Loan Documents and other material documents (including, without limitation, legal opinions) and agreements relating to such Purchased Loan.

(xv)    An omnibus assignment in blank (if any).

(xvi)    For any Senior Interest which is a Participation Interest, the original participation certificate evidencing such Senior Interest endorsed “Pay to the order of                      without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Senior Interest was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(xvii)    For any Senior Interest, the original or a copy of the participation agreement or co-lender agreement, as applicable, and all other Senior Interest Documents executed in connection with the Senior Interest.

(xviii)    For any Senior Interest, the original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of the Senior Interest Side Letter (if applicable).

(xix)    The original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with mezzanine or other subordinate financing in addition to the Purchased Loan.

(xx)    Other than in the case of the Watchtower A-Note Eligible Loan, a Mortgagor’s certificate or title affidavit (if any).

(xxi)    A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the mortgagee title policy.

(xxii)    A copy of the Mortgagor’s, and (if applicable) any guarantor’s, opinion of counsel.

(xxiii)    An original (or, in the case of the Watchtower A-Note Eligible Loan, a copy) of an assignment of permits, contracts and agreements (if any).

(xxiv)    The original of all letters of credit issued and outstanding in connection with such Purchased Loan, with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).

(c)    In addition, with respect to each Purchased Loan, Seller shall deliver an instruction letter from Seller to the Mortgagor under each Purchased Loan, instructing the Mortgagor to remit all sums required to be remitted to the holder of the Purchased Loan under the related Purchased Loan Documents to the Servicer for deposit in the Applicable Servicer Account or as otherwise directed in a written notice signed by Seller and Buyer; provided, however, that to the extent that all sums required to be remitted to Seller under a Purchased Loan are to be remitted to Seller by a primary Servicer pursuant to the related Purchased Loan Documents, Seller shall deliver an instruction letter from Seller to such primary Servicer, instructing such primary Servicer to remit all sums required to be remitted to the Seller under the related Purchased Loan Documents, to the Cash Management Account or as otherwise directed in a written notice signed by Seller and Buyer. If the Mortgagor or the primary Servicer, as applicable, under any Purchased Loan remits any sums required to be remitted to the holder of such Purchased Loan under the related Purchased Loan Documents to Seller or its Affiliate, Seller shall, within two (2) Business Days after receipt thereof, (i) remit such sums (other than Underlying Purchased Loan Reserves) to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in the written notice signed by Seller and Buyer, and (ii) deliver (or cause Servicer to deliver) an additional instruction letter from Seller or Servicer, as applicable, to the Mortgagor or the primary Servicer, as applicable, under the applicable Purchased Loan, instructing the Mortgagor or the primary Servicer, as applicable to remit all sums required to be remitted to the holder of the Purchased Loan under the related Purchased Loan Documents to the Servicer for deposit in the Applicable Servicer Account or as otherwise directed in a written notice signed by Seller and Buyer.

(d)    From time to time, Seller shall forward to the Custodian additional original documents or additional copies of documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Custodian shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer or its designee (including the Custodian) a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Buyer or its designee (including the Custodian) within five (5) Business Days after they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to, during the continuance of an Event of Default, (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan Files not delivered to Buyer or its designee. The possession of the Purchased Loan Files by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan Files only in accordance with written instructions from Buyer and in accordance with the provisions of the Custodial Agreement, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(e)    Unless an Event of Default shall have occurred and be continuing, Buyer hereby appoints and authorizes Seller to act as Buyer’s agent for purposes relating to the holder of the Purchased Loan and to take such actions on Buyer’s behalf under the Purchased Loan Documents and to exercise such powers and perform such duties as are necessary under the Purchased Loan Documents to administer the Purchased Loans, including, without limitation, (i) entering into amendments, modifications and waivers to, under or in connection with the Purchased Loan Documents, (ii) releasing and otherwise dealing with any collateral for such Purchased Loan, (iii) receiving all notices and deliveries delivered by the obligor(s) under the Purchased Loan Documents, (iv) consenting to or approving any matter which requires “lender’s” or, in the case of any Senior Interest, “participant’s” or “noteholder’s”, consent or approval under the Purchased Loan Documents, (v) administering all matters related to additional advances to be provided under any Purchased Loan Document, including, if applicable, making out of its own funds, any additional advances pursuant to the terms of the related Purchased Loan Documents, (vi) enforcement and related remedies under the Purchased Loan Documents and (vii) exercising all voting, consent, corporate and decision-making rights with respect to the Purchased Loans, provided that Seller shall not take, and shall not permit any other Person to take, any Material Action with respect to any Purchased Loan or Purchased Loan Document without the prior written consent of Buyer; provided, further, that with respect to any amendment, modification, waiver or consent in respect of any Purchased Loan or Purchased Loan Documents, regardless of whether constituting a Material Action, Seller shall send notice and copies thereof to Buyer promptly after entering into such amendment, modification, waiver or consent. Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate, and decision-making rights with respect to the Purchased Loans without regard to Seller’s instructions. Buyer agrees to exercise the same standard of discretion required of Seller under the Purchased Loan Documents in determining whether to consent to any Material Action.

8.    SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a)    Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject, however, to the terms of this Agreement. Subject to Section 18(b), nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Available Income to, or apply Available Income to the obligations of, Seller pursuant to Section 5 hereof.

(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.

9.    REPRESENTATIONS

(a)    Buyer represents and warrants to Seller as follows:

(i)    Organization. Buyer has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents, and the Transactions contemplated hereunder and thereunder.

(ii)    Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Buyer, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)    Non-Contravention. None of the execution and delivery of the Transaction Documents, the consummation by Buyer of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Buyer with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Buyer, (ii) any contractual obligation to which Buyer is now a party or by which it is otherwise bound or to which the assets of Buyer are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Buyer, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Buyer, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a material adverse effect upon Buyer’s ability to perform its obligations hereunder.

(b)    Seller represents and warrants to Buyer that as of the Closing Date, the Amendment and Restatement Date and as of each Purchase Date (and, in the case of the representations and warranties made in Section 9(b)(viii), at all times while this Agreement and any Transaction is in effect); provided that, for purposes hereof, all references to the term “Seller” in this Section 9(b) shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the date the applicable representation and warranty is made or deemed made:

(i)    Organization. Master Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except to the extent such failure would not reasonably be expected to result in a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)    Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)    Non-Contravention. None of the execution and delivery of the Transaction Documents, the consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or by which it is otherwise bound or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents, except to the extent the failure to have any such licensees, permits or consents would not result in a Material Adverse Effect.

(iv)    Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer on or prior to the Closing Date and the Amendment and Restatement Date, there is no material action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, the Sponsor or any of their respective assets, which is reasonably likely to result in a Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law applicable to Seller. Neither Seller nor the Sponsor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)    No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)    Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loan by Buyer from Seller, Seller owned such Purchased Loan free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loan to Buyer and, upon transfer of such Purchased Loan to Buyer, Buyer shall be the owner of such Purchased Loan free of any adverse claim, subject to the rights of Seller and obligations of Buyer pursuant to the terms of this Agreement and the Transaction Documents, in each case except for liens to be released simultaneously with the sale of a Purchased Loan to Buyer hereunder, and subject to the terms and conditions of any participation agreement, co-lender agreement, intercreditor agreement or similar agreement with respect to any Purchased Loan. In the event that any Transaction is characterized as a secured financing of the related Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(37) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid perfected first priority security interest in such Purchased Loans.

(vii)    No Default. No Event of Default or, to Seller’s Knowledge, Default exists under or with respect to the Transaction Documents unless disclosed to Buyer in writing on or prior to the Closing Date.

(viii)    Representations and Warranties Regarding the Purchased Loans; Delivery of Preliminary Due Diligence Package and Purchased Loan File. With respect to each Purchased Loan sold in a Transaction hereunder, each of the Purchased Loan Representations applicable to such Purchased Loan are true and correct, except as disclosed to Buyer in writing prior to the Purchase Date for the applicable Purchased

Loan in an Exceptions Report. It is understood and agreed that the Purchased Loan Representations shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including the Custodian) and shall remain true and correct at all times while this Agreement is in effect. With respect to each Purchased Loan, the Preliminary Due Diligence Package delivered to Buyer in connection with such Purchased Loan is complete, true and accurate in all material respects to the best of Seller’s Knowledge (including, but not limited to, complete, true and accurate in all material respects with respect to the disclosure of any direct or indirect ownership interests of Seller or its Affiliates in the Mortgagor). With respect to each Purchased Loan, the Mortgage Note the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or its designee (including the Custodian or a Bailee, as applicable) on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian or a Bailee and except as may otherwise be approved by Buyer in accordance with this Agreement and the Custodial Agreement.

(ix)    Adequate Capitalization; No Fraudulent Transfer. Seller has, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, as of the Closing Date and as of the Amendment and Restatement Date is paying, its debts as they come due. Seller is not insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of the United States, the State of New York or any other jurisdiction under which Seller is organized or qualified to do business. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)    Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Seller of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)    Ownership. The direct, and to the extent depicted, the indirect, ownership interests in Seller are as set forth on the organizational chart attached hereto as Exhibit VII hereto.

(xii)    Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)    No Encumbrances. Subject to the terms of this Agreement, and subject to the terms and conditions of any participation agreement, co-lender agreement, intercreditor agreement with respect to any Purchased Loan, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans.

(xiv)    Federal Regulations. Seller is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xv)    Taxes. Seller has filed or caused to be filed all federal and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Seller’s assets and, to the Knowledge of Seller, no claims are being asserted with respect to any such Taxes, fees or other charges.

(xvi)    ERISA. Neither Seller nor any of its ERISA Affiliates sponsors, maintains, contributes to, or has within the immediately preceding five calendar years sponsored, maintained or contributed to, any Plans or Multiemployer Plans, the liability for which could reasonably be expected in the aggregate to result in a Material Adverse Effect.

(xvii)    Judgments/Bankruptcy. Except as disclosed in writing to Buyer there are no judgments against Seller or Sponsor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller or Sponsor.

(xviii)    Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished to Buyer by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or, to the Knowledge of Seller, omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken as a whole and in light of the circumstances under which they were made.

(xix)    Financial Information. All financial data concerning Seller that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller, or in the results of operations of Seller, which change is reasonably likely to result in a Material Adverse Effect.

(xx)    Reserved.

(xxi)    Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as set forth on Annex I attached hereto. Seller’s jurisdiction of formation is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxii)    Prohibited Person. (a) None of the funds or other assets of Seller or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (b) no Prohibited Person has any interest of any nature whatsoever in Seller or Sponsor, as applicable, with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (c) none of the funds of Seller or Sponsor, as applicable, have been derived from any unlawful activity with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (d) neither Seller nor Sponsor has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (e) neither Seller nor Sponsor is a Prohibited Person or has been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

(c)    On the Purchase Date for any Transaction, Master Seller and each Series Seller party to any Transaction hereunder (including the Transaction closing on such Purchase Date) shall be deemed to have made all of the representations set forth in this Section 9 as of such Purchase Date (except to the extent such representations and warranties are made solely as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date).

10.    NEGATIVE COVENANTS OF SELLER

During the term of this Agreement and so long as any Transaction is in effect hereunder, Seller shall not without the prior written consent of Buyer (for purposes hereof, all references to the term “Seller” in this Section 10 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):

(a)    take any action which would directly or indirectly impair or adversely affect Buyer’s title to any of the Purchased Loans;

(b)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge, encumber or hypothecate, directly or indirectly (any of the foregoing, a “Transfer”), any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer;

(c)    change its name or its jurisdiction of organization from the jurisdiction referred to in Section 9(b)(xxi) unless it shall have provided Buyer at least thirty (30) days’ prior written notice of such change;

(d)    create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Purchased Loans or the other Collateral, except for any liens created in favor of Buyer under this Agreement or the other Transaction Documents;

(e)    modify or terminate the Master Seller LLC Agreement or any of the organizational documents of Seller (provided, however, notwithstanding anything to the contrary in this Agreement, Buyer hereby consents to Member’s execution of that certain Second Amended and Restated Limited Liability Company Agreement of Master Seller dated as of February 9, 2017);

(f)    enter into, consent or assent to any amendment or supplement to, or termination of, or waiver of any provision of, any of the Purchased Loan Documents relating to any Purchased Loan, other than in accordance with Section 7(e) hereof;

(g)    transfer or permit to be transferred any direct or indirect ownership interests in Seller, or take any action or permit any action to be taken, if any such transfers and/or actions, individually or in the aggregate, would result in a Change of Control.

(h)    take any action, file any Tax return, or make any election inconsistent with the treatment of Seller, for purposes of U.S. federal, state and local income taxes, as a disregarded entity, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

(i)    after the occurrence and during the continuation of any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(j)    send a payment redirection letter to the Mortgagor of any Purchased Loan, or otherwise instruct any Mortgagor, to make any payment due on a Purchased Loan to any account, other than the Applicable Servicer Account or Cash Management Account;

(k)    sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan

(l)    engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(m)    make any future advances under any Purchased Loan to any underlying obligor that are not (i) protective advances or (ii) future advances which are (x) permitted or contemplated by the related Purchased Loan Documents and (y) in accordance with the budgets and capital expenditure plans approved under the Purchased Loan Documents (and, if applicable, approved by Buyer under Section 3(o) hereof);

(n)    seek its dissolution, liquidation or winding up, in whole or in part;

(o)    incur any Indebtedness except as provided in Section 12(i) or otherwise cease to be a Single-Purpose Entity.

(p)    (x) other than as expressly permitted under the terms of the related Confirmation, exercise any remedies under the Purchased Loan Documents for any Purchased Loan as to which a Purchased Loan Event of Default has occurred including, without limitation, the commencement or prosecution of any foreclosure proceeding, the exercise of any power of sale, the taking of a deed-in-lieu of foreclosure or other realization upon the security for any Purchased Loan or (y) in connection with any foreclosure or exercise of remedies relating to any Purchased Loan, take title to or otherwise obtain an ownership interest in any underlying Mortgaged Property, in each case, without Buyer’s prior written consent;

(q)    except as otherwise expressly permitted without the Seller’s consent under the terms of the applicable intercreditor agreement, co-lender agreement or participation agreement for the applicable Purchased Loan as in effect on the Purchase Date, or any such similar agreement or amendment thereto entered into subsequent to the applicable Purchase Date that has been approved by Buyer, or as otherwise expressly agreed by Buyer pursuant to the terms of the Confirmation and/or the Senior Interest Side Letter for the applicable Purchased Loan, Transfer or permit to be Transferred, in whole or in part, any Related Interest, Mezzanine Loan or Preferred Equity Interest held by Seller or any Affiliate of Seller or consent to the Transfer, in whole or in part, of any Related Interest, Mezzanine Loan or Preferred Equity Interest held by any other Person, except to a Qualified Institutional Lender;

(r)    other than as specified in the related Confirmation, consent to, or grant any waiver with respect to, any incurrence of additional debt by the Mortgagor or any mezzanine loan by any direct or indirect beneficial owner of the Mortgagor which is not expressly permitted under the related Purchased Loan Documents;

(s)    following the Purchase Date with respect to the Watchtower A-Note Eligible Loan, transfer, sell or permit to be transferred or sold any interest in the Watchtower A-Note Eligible Loan, without Buyer’s prior written consent;

(t)    without Buyer’s consent, cause any Purchased Loan to be serviced by any servicer other than the Initial Servicer or other servicer expressly approved in writing by Buyer on the related Purchase Date; or

(u)    permit Manager to be terminated as Sponsor’s external manager pursuant to the Second Amended and Restated Management Agreement, dated as of October 23, 2014 (as the same may be further amended, restated, supplemented or otherwise modified, provided that such amendment, restatement, supplement or other modification does not terminate or replace Manager as Sponsor’s external manager), between Sponsor and Manager, unless any replacement external manager or switch to internal management shall have been approved by Buyer in writing, such approval not to be unreasonably withheld, conditioned or delayed.

Also during the term of this Agreement and so long as any Transaction is in effect hereunder, Seller shall not (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001. Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither Seller nor Sponsor has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

11.    AFFIRMATIVE COVENANTS OF SELLER

During the term of this Agreement and so long as any Transaction is in effect hereunder (for purposes hereof, all references to the term “Seller” in this Section 11 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):

(a)    Seller shall notify Buyer of any Material Adverse Effect promptly following Seller’s Knowledge thereof; provided, however, that nothing in this Section 11 shall relieve Seller of its obligations under this Agreement.

(b)    Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 9.

(c)    Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer or liens otherwise permitted under the Purchased Loan Documents) and (ii) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)    Seller shall notify Buyer of the occurrence of any Default or Event of Default of which Seller has Knowledge as soon as possible but in no event later than the second (2nd) Business Day after obtaining Knowledge of such event.

(e)    Seller shall give notice to Buyer of the following (except in the case of clause (i) below, accompanied by an officer’s certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto, as applicable):

(i)    with respect to any Purchased Loan subject to a Transaction hereunder, promptly (and in any event within two (2) Business Days) following receipt of any unscheduled Principal Payment (in full or in part);

(ii)    with respect to any Purchased Loan sold to Buyer hereunder, promptly (and in any event within two (2) Business Days) following receipt by Seller of notice or Knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as, in each case, to materially adversely affect the value of such Mortgaged Property;

(iii)    promptly (and in any event within two (2) Business Days) following receipt of written notice by Seller or Knowledge of (i) the occurrence of any payment default or other material default under the Purchased Loan Documents for any Purchased Loan, (ii) any material lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to the Knowledge of Seller, the underlying collateral therefor (other than liens expressly permitted under the Purchased Loan Documents) or (iii) any event or change in circumstances that has or could reasonably be expected to have a material adverse effect on the Market Value of a Purchased Loan; and

(iv)    promptly, and in any event within three (3) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing or of which Seller or Sponsor otherwise has Knowledge) or other legal or arbitrable proceedings naming Seller or any of the assets of Seller before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, or (ii) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect.

(f)    Seller shall deliver to Buyer (i) notice of the occurrence of any Purchased Loan Event of Default promptly (and in any event not later than two (2) Business Days) after the earlier of the date that Seller receives notice or has Knowledge thereof and (ii) any other information Known to Seller with respect to any Purchased Loan as may be reasonably requested by Buyer from time to time.

(g)    Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller.

(h)    At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the security interests granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee (including the Custodian or a Bailee), duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i)    Seller (or Servicer on its behalf) shall provide Buyer with the following financial and reporting information:

(i)    Within 45 days after the last day of each of the first three fiscal quarters and within 60 days after the last day of the fourth quarter in any fiscal year, Sponsor’s consolidated and unaudited and Master Seller’s unaudited statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate;

(ii)    Within 90 days after the last day of its fiscal year, Sponsor’s consolidated and audited, and Master Seller’s unaudited, statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized independent certified public accounting firm reasonably acceptable to Buyer;

(iii)    Within 45 days after the last day of each calendar month, any and all property level financial information (including without limitation rent rolls and operating statements) received with respect to the Purchased Loan by Seller or an Affiliate during such calendar month; and

(iv)    Within 45 days after the last day of each of the first, second and third quarters and within 60 days after the last day of the fourth quarter in any fiscal year, an officer’s certificate from Seller addressed to Buyer certifying that, as of the end of such quarter, (x) Seller is in compliance with all of the terms, conditions and requirements of this Agreement, (y) no Default or Event of Default exists and (z) Sponsor is in compliance with the financial covenants set forth in Section 5 of the Guaranty (including a calculation of each such financial covenant), and shall set forth the details of any exceptions to the foregoing stating what actions Seller has taken or proposes to take with respect thereto, as applicable.

(j)    Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k)    Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l)    Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents, including, without limitation, fees payable to Buyer by Seller pursuant to any Confirmation. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP in all material respects. Seller shall timely file all Tax returns required to be filed by it.

(m)    Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office and of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Loan are held not less than thirty (30) days prior to taking any such action.

(n)    Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(o)    Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request, in each case, to the extent the same is in Seller’s possession or reasonably obtainable by Seller.

(p)    Master Seller, and to the extent applicable, each Series Seller, shall maintain its existence as a limited liability company, organized solely and in good standing under the law of the State of Delaware (unless Seller shall have given Buyer at least thirty (30) days’ prior written notice that Seller intends to change the jurisdiction of its organization) and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or incorporate or organize in any other jurisdiction, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

(q)    Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Loan with respect to which a Purchased Loan Event of Default has occurred.

12.    SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the Closing Date, the Amendment and Restatement Date and so long as this Agreement or any of the Transaction Documents shall remain in effect (for purposes hereof, all references to the term “Seller” in this Section 12 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):

(a)    It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b)    It has complied and will comply with the provisions of its organizational documents.

(c)    It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all material limited liability company formalities and to preserve its existence.

(d)    It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns, if any, which are required by law (except to the extent consolidation is required or permitted under GAAP or as a matter of law).

(e)    It will, and will at all times hold itself out to the public as, in the case of Master Seller, a legal entity separate and distinct from any other entity (including any Affiliate), and, in the case of any Series Seller, distinct from any other entity (including any Affiliate, Master Seller or any other Series), it will correct any known misunderstanding regarding such status, it will conduct business in its own name, it will not identify itself or any of its Affiliates as a division or part of the other (except any Series Seller may refer to itself as a “series” of Master Seller), it will maintain and utilize separate stationery, invoices and checks, and Master Seller or any Series Seller will pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f)    It has not owned and will not own any property or any other assets other than the Purchased Loans, cash and other assets including New Collateral incidental to the origination, acquisition, ownership, hedging, administering, financing and disposition of Purchased Loans.

(g)    It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing and disposition of the Purchased Loans or New Collateral in accordance with the applicable provisions of the Transaction Documents.

(h)    It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i)    It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of originating, acquiring, owning, financing and disposing of Eligible Loans or New Collateral, and (C) contingent or future funding obligations under any Purchased Loan; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date invoiced.

(j)    It has not made and will not make any loans or advances (other than Eligible Loans) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition of the Eligible Loans or New Collateral) or any other Person.

(k)    It has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller.

(l)    It has not commingled and will not commingle its funds and other assets with those of any of its Affiliates or any other Person (except with Master Seller and other Series Sellers as contemplated under Section 5 hereof).

(m)    It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(n)    Except as contemplated under the Transaction Documents, it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(o)    It shall not take any of the following actions without the affirmative vote of the Independent Manager: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Laws, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in an external written communication to third parties its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(p)    It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Purchased Loans or New Collateral.

(q)    It is an entity disregarded as a separate entity or treated as a partnership for U.S. federal income tax purposes and has not made any election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(r)    It has not and shall not maintain any employees.

(s)    Master Seller will have at all times at least one (1) Independent Manager and will provide Buyer with up-to-date contact information for all Independent Manager(s) and a copy of the agreement pursuant to which each Independent Manager consents to and serves as an “Independent Manager” for Master Seller and each Series Seller.

(t)    It has not pledged and will not pledge its assets to secure the obligations of any other Person (other than as contemplated by this Agreement with respect to any Master Seller or Series Seller).

(u)    It has not and will not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than as contemplated by this Agreement with respect to any Master Seller or Series Seller).

(v)    It will not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets.

(w)    It will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity (other than the Master Seller with respect to any Series Seller).

(x)    The Master Seller LLC Agreement shall provide that (i) no Independent Manager of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of the Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (iii) any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any of the actions contemplated by Section 12(o) above; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

13.    EVENTS OF DEFAULT; REMEDIES

(a)    After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

(I)    Each of the following shall constitute a “Facility Event of Default”:

(i)    an Act of Insolvency occurs with respect to Seller, Sponsor or Member;

(ii)    any employee with a title equivalent or more senior to that of “Senior Vice President” of either Seller, Sponsor or Member shall admit in writing to any Person in an external communication (whether electronic or otherwise) its inability to, or its intention not to, perform any of its material obligations hereunder or under any of the Transaction Documents,

(iii)    either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Loans, and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller, (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans or (C) any provision of the Transaction Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any lien, security interest or control granted under or in connection with the Transaction Documents or Purchased Loans terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any Affiliate thereof, in each case directly, indirectly, in whole or in part;

(iv)    failure of Master Seller to make any payment owing to Buyer which has become due under this Agreement or any other Transaction Document (other than any monetary Transaction Event of Default by any Series Seller under Sections 13(a)(II)(i)-(iv) of this Agreement), whether by acceleration or otherwise under the terms of this Agreement or the other Transaction Documents, which failure is not remedied within five (5) Business Days;

(v)    any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which removal, limitation, restriction, suspension or termination results in a Material Adverse Effect in the determination of Buyer;

(vi)    a Change of Control shall have occurred that has not been consented to by Buyer in writing;

(vii)    any representation made by Seller or Sponsor in this Agreement or the other Transaction Documents shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, which incorrect or untrue representation, to the extent such breach is reasonably susceptible to cure, is not cured within five (5) Business Days after the earlier of notice thereof from Buyer or Seller obtaining Knowledge of such breach; provided, however, that the breach of Section 9(b)(viii) or any Purchased Loan Representation made by Seller with respect to any Purchased Loan in any Transaction Document shall not be considered a Facility Event of Default if incorrect or untrue unless Seller shall have made any such representation with Knowledge that it was materially incorrect or untrue at the time made, in which case such breach shall constitute an immediate Facility Event of Default;

(viii)    either (A) Sponsor shall fail to observe any of the financial covenants set forth in the Guaranty or shall have defaulted or failed to perform any other material covenant under the Guaranty; provided, that any such default or failure to perform shall not constitute an Event of Default if Sponsor cures such default or failure to perform, as the case may be, within the grace, notice or cure period, if any, provided under the applicable agreement, or (B) the Guaranty shall have been revoked, rescinded or otherwise cease to be in full force and effect;

(ix)    a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 (in the case of Seller) or $25,000,000 (in the case of Sponsor) shall have been rendered against Seller or Sponsor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(x)    Sponsor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, short sale, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or derivatives transaction to which it is a party (other than a Transaction Document), which default (A) involves the failure to pay a monetary obligation in an amount greater than or equal to $25,000,000, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations in an amount greater than or equal to $25,000,000, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction due to the failure to observe the financial covenants, if any, set forth therein; provided, however, that any such default, failure to perform or breach shall not constitute a Facility Event of Default if Sponsor cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi)    Seller shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, short sale, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or derivatives transaction to which it is a party (other than a Transaction Document), which default (A) involves the failure to pay a monetary obligation of $250,000 or more, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations of $250,000 or more, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute a Facility Event of Default if Sponsor cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xii)    any breach under Sections 10(b), (d), (e), (g), (i), (n) through (p), (r) or (u);

(xiii)    any breach under Section 10(f); provided, however, that any such breach by Seller under Section 10(f) shall not be considered an Event of Default hereunder provided Seller terminates the related Transaction and repurchases the related Purchased Loan(s) pursuant to Section 3(e) no later than two (2) Business Days after notice from Buyer to Seller of such breach;

(xiv)    if Seller or Sponsor or shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Facility Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after written notice thereof to Seller by Buyer, or its successors or assigns, or such other (shorter or longer) cure period (if any) as may be expressly provided herein or in such Transaction Document (unless this Agreement or such other Transaction Document expressly provides that such breach or failure constitutes an immediate Facility Event of Default, in which case no notice or cure period shall apply;

(xv)    Seller, Member or Sponsor is required to register as an “investment company” under the Investment Company Act of 1940, as amended;

(xvi)    Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and Seller fails to obtain such consent;

(xvii)    Seller, any Servicer, any Mortgagor under a Purchased Loan or any other Person fails to deposit to the Cash Management Account all Available Income and other amounts as required by Section 5 and other provisions of this Agreement when due and such failure to deposit to the Cash Management Account, as applicable, is not cured within five (5) Business Days; or

(xviii)    Sponsor fails to qualify as a REIT (after giving effect to any cure or corrective periods or allowances pursuant to the Code), or Seller becomes subject to U.S. federal income tax on a net income basis.

(II)    Each of the following, as to a Purchased Loan, shall constitute a “Transaction Event of Default” for such Purchased Loan:

(i)    the applicable Series Seller fails to repurchase such Purchased Loan upon the applicable Repurchase Date therefor;

(ii)    the applicable Series Seller fails to pay any Margin Deficit with respect to such Purchased Loan when required pursuant to Section 4 hereof;

(iii)    the applicable Series Seller fails to repurchase such Purchased Loan which is the subject of a Mandatory Early Repurchase, as and when required pursuant to Section 3(l); or

(iv)    Seller, any Servicer, or any Mortgagor under such Purchased Loan, as applicable, fails to deposit to the Cash Management Account all Available Income from such Purchased Loan as required by Section 5 and other provisions of this Agreement when due and such failure to deposit to the Cash Management Account, is not cured within five (5) Business Days.

(b)    If a Facility Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)    At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no written notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Sponsor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)    If Buyer exercises or is deemed to have exercised the option referred to in Section 13(b)(i) of this Agreement:

(A)    Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)    the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon the occurrence of an Event of Default; and

(C)    the Custodian shall, upon the request of Buyer, deliver to Buyer all Purchased Loan Documents, instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)    Upon the occurrence of a Facility Event of Default, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory in its sole and absolute discretion, in accordance applicable laws, any or all of the Purchased Loans or (B) in its sole and absolute discretion, in accordance applicable laws, elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under this Agreement or the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 13(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to any and all amounts due under Section 3(h), including, without limitation, costs of cover, if any; (x) third, to the aggregate Repurchase Price of the Purchased Loans; and (y) fourth, to return any excess to Seller.

(iv)    The parties acknowledge and agree that (1) the Purchased Loans subject to Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, Buyer may establish the source therefor in its sole and absolute discretion and (2) all prices, bids and offers shall be determined together with accrued Available Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans). The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans pursuant to this Section 13(b) or Section 13(c) does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole and absolute discretion, in accordance applicable laws, the time and manner of liquidating any Purchased Loans pursuant to this Section 13(b) or Section 13(c), and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)    Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)    Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)    Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. Except as expressly required herein or in the other Transaction Documents, Buyer shall not be required, to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)    Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give notice to the other party of any set off effected under this Section 13(b)(ix). If a sum or obligation is unascertained, Buyer may estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 13(b)(ix) shall be effective to create a charge or other security interest. This Section 13(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)    Seller shall within two (2) Business Days following Buyer’s written request, to execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Loans, including without limitation: (i) forwarding, to Buyer or Buyer’s designee (including, if applicable, the Custodian), any payments Seller may hereafter receive on account of the Purchased Loans, in each case promptly upon receipt thereof; (ii) delivering to Buyer or such designee any originals of certificates, instruments, documents, notices or files evidencing or relating to the Purchased Loans which are in Seller’s possession or under its control; (iii) delivering to Buyer underwriting summaries, credit memos, assets summaries, status reports or similar documents relating to the Purchased Loans and in Sellers possession or under its control.

(c)    Without limiting Buyer’s rights and remedies under Section 13(b) of this Agreement or otherwise available under the Transaction Documents, at law or in equity, if a Transaction Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)    At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for the applicable Transaction shall, if it has not already occurred, be deemed immediately to occur (the “Accelerated Transaction Repurchase Date”).

(ii)    If Buyer exercises or is deemed to have exercised the option referred to in Section 13(c)(i) of this Agreement:

(A)    the applicable Series Seller’s obligations hereunder to repurchase the applicable Purchased Loan shall become immediately due and payable on and as of the Accelerated Transaction Repurchase Date; and

(B)    the Repurchase Price with respect to such Transaction (determined as of the Accelerated Transaction Repurchase Date) shall include the accrued and unpaid Price Differential with respect to such Purchased Loan accrued at the Pricing Rate applicable upon the occurrence of a Transaction Event of Default; and

(C)    the Custodian shall, upon the request of Buyer, deliver to Buyer all Purchased Loan Documents, instruments, certificates and other documents then held by the Custodian relating to the applicable Purchased Loan.

(iii)    Upon the occurrence of a Transaction Event of Default, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory in its sole and absolute discretion, in accordance applicable laws, the applicable Purchased Loan or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loan, to give Seller credit for such Purchased Loan in an amount equal to the Market Value of such Purchased Loan against the aggregate unpaid Repurchase Price for such Purchased Loan and any other amounts owing by Seller under this Agreement or the Transaction Documents. The proceeds of any disposition of Purchased Loan effected pursuant to this Section 13(c)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to any and all amounts due under Section 3(h), including, without limitation, costs of cover, if any; (x) third, to the Repurchase Price; and (y) fourth, to return any excess to Seller.

14.    LIMITATIONS ON RECOURSE AGAINST SERIES SELLERS

Buyer acknowledges that Master Seller is organized as a series limited liability company under Section 18-215 of the Delaware Limited Liability Company Act. Notwithstanding that this Agreement and the other Transaction Documents have been executed on behalf of Seller without reference to any particular Series Seller, Buyer agrees to treat each Transaction under this Agreement as the obligation of the particular Series Seller of Master Seller that enters into the Transaction for the related Purchased Loan(s). Provided that no Facility Event of Default shall have occurred and be continuing hereunder, the Repurchase Obligations of any Series Seller relating to or arising from the Transaction(s) to which such Series Seller is a party shall be enforceable only against such Series Seller and with respect to the Purchased Loan(s) relating to such Transaction(s) and not against any other Series Seller or any other Purchased Loan. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Transaction Document, Buyer shall be entitled to exercise any and all remedies available to Buyer under Section 13(b) against Seller and any and all Purchased Loans subject to Transactions hereunder upon the occurrence and continuance of a Facility Event of Default.

15.    RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREE THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

16.    NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopy or email provided that such telecopy or email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of telecopy or email, upon delivery; provided that (i) such telecopy or email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such telecopy or email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

17.    ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

18.    ASSIGNABILITY

(a)    The rights and obligations of Seller under this Agreement and the other Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.

(b)    Buyer may assign its rights and obligations under this Agreement and the other Transaction Documents and/or under any Transaction or may issue one or more participation interests with respect to any or all of the Transactions, without the consent of, and without prior notice to, Seller, to any other Person, and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts owed to Buyer; provided, however, that, with respect to any such participation or assignment, so long as no monetary Default, material non-monetary Default or Event of Default has occurred and is continuing (i) Seller shall not be obligated to deal directly with any party other than Buyer or its Affiliate in connection with such Transactions and (ii) Buyer shall not assign or grant participations in its rights and obligations hereunder to any of the parties listed on Exhibit X attached hereto or their respective Affiliates (collectively, “Prohibited Transferees”) without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if a monetary Default, material non-monetary Default or Event of Default has occurred and is continuing, Buyer may assign and/or grant participations in any and all of its rights and obligations to any Prohibited Transferee, without notice to or consent of the Seller. Seller shall reasonably cooperate at Buyer’s sole cost and expense with Buyer in connection with any assignment or participation, provided Seller’s obligations under the Transaction Documents are not increased and its rights under the Transaction Documents are not impaired. Seller agrees that any assignee or participant shall be entitled to the benefits of Section 3(i) and Section 29 (subject to the limitations and requirements under Section 29 (it being understood that the applicable documentation required under Section 29(c) shall be delivered to the participating Buyer)); provided that, no assignee or participant will be entitled to any greater payment of Additional Amounts under Section 3(i) or Section 29, than its assignor or participating Buyer would have been entitled to receive with respect to the applicable assigned or participated rights and obligations, except to the extent such entitlement to receive a greater payment or Additional Amounts results from a change in law that occurs after the date such assignee or participant acquired its interest in the Transaction Documents.

(c)    Buyer shall, acting for this purpose as a non-fiduciary agent of Seller (the “Registrar”), maintain a record of ownership (the “Register”) on which is entered the name and address of all assignees of Buyer and each such assignee’s interest in the rights and obligations under this Agreement and the other Transaction Documents. All assignments pursuant to Section 18 hereof shall be recorded on the Register. This provision is intended to be interpreted so that the indebtedness (for federal income tax purposes, as set forth in Section 22(e)) evidenced by the Transaction Documents is treated as being in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement. Buyer may, at any time, designate any other Person, including Seller, to be the successor Registrar.

(d)    Each Buyer that sells a participation shall, acting for this purpose as a non-fiduciary agent of Seller, maintain a register on which is entered the name and address of each participant and such participant’s interest in the rights and obligations under this Agreement and the other Transaction Documents (the “Participant Register”); provided that, no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any rights or obligations under this Agreement and the other Transaction Documents) to any Person except to the extent that such disclosure is necessary to establish that such rights or obligations are in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error, and the applicable Buyer shall treat each Person whose name is recorded in such Participant Register as the owner of the related rights and obligations for all purposes of this Agreement notwithstanding notice to the contrary.

(e)    Subject to the foregoing, this Agreement and the other Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement or the other Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and permitted assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

19.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

20.    NO WAIVERS, ETC.

No express or implied waiver of any Default or Event of Default by Buyer shall constitute a waiver of any other Default or Event of Default and no exercise of any right or remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other right or remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of the foregoing, the failure to give a notice pursuant to Section 4(b) or 4(c) hereof will not constitute a waiver of any right to do so at a later date.

21.    USE OF EMPLOYEE PLAN ASSETS

(a)    No plan assets within the meaning of 29 C.F.R. § 2510.3-101 as modified in operation by Section 3(42) of ERISA (“Plan Assets”) of any Plan subject to any provision of ERISA or Section 4975 of the Code shall be used in connection with any Transaction. If any such assets are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)    Subject to the last sentence of subparagraph (a) of this Section 21, if assets of Seller are deemed to be Plan Assets, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)    By entering into a Transaction pursuant to this Section 21, if assets of Seller are deemed to be Plan Assets, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

22.    INTENT

(a)    The parties intend, agree and acknowledge that: (i) each Transaction involving a Purchased Loan qualifies for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code, (ii) each Transaction involving a Purchased Loan qualifies for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (iii) certain payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (iv) each Transaction involving a Purchased Loan with a Repurchase Date not later than one year after the Purchase Date or that provides for repurchase on demand qualifies as a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, (v) each payment to Buyer under this Agreement has been made by, to or for the benefit of a financial institution as defined in section 101(22) of the Bankruptcy Code, a financial participant as defined in section 101(22A) of the Bankruptcy Code or repo participant as defined in section 101(46) of the Bankruptcy Code, and thus Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” a “securities contract,” and a “master netting agreement” including (x) the rights, set forth in Section 13 and in Sections 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and terminate this Agreement, and (y) the right to offset or net out as set forth in Section 13 and in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code, (vi) the grant of a security interest set forth in Sections 6 and 28(b) hereof to secure the rights of Buyer hereunder also constitutes a “repurchase agreement” (where applicable) as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code and are a part of this Agreement and (vii) each of the Purchased Loans shall constitute a “security” as defined in Section 101(49)

of the Bankruptcy Code, a mortgage loan or an interest in a mortgage loan. It is further understood that this Agreement is intended to constitute a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to each Transaction so constituting a “repurchase agreement” (where applicable), or “securities contract”. Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b)    The parties intend, agree and acknowledge that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Loans delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(c)    The parties intend, agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)    Each party intends, agrees and acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat the Transactions as indebtedness of Seller that is secured by the Purchased Loans, and the Purchased Loans as owned by Seller for such purposes, that each Series Seller shall be disregarded as a separate entity from the Master Seller and each other Series Seller for such purposes, and each party agrees to take no action inconsistent with such treatment, unless required by applicable law, in which case such party shall promptly notify the other party of such requirement.

(f)    In light of the intent set forth above in this Section 22, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary, in Buyer’s sole and absolute discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements” (where applicable), “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements” (where applicable), “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

23.    DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)    in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

24.    CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)    Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)    The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 24 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

25.    NO RELIANCE

(a)    Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, this Agreement and the Transaction Documents and each Transaction hereunder and thereunder:

(i)    It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(ii)    It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(iii)    It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(iv)    It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(v)    It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b)    Each determination by Buyer of the Market Value with respect to each Purchased Loan or the communication to Seller of any information pertaining to Market Value under this Agreement shall be subject to the following disclaimers; provided, however, that Buyer hereby agrees that none of the disclaimers contained in this Section 25(b) shall be construed as expanding or modifying the method by which Buyer must determine Market Value as set forth in the definition of Market Value herein:

(i)    Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer. Buyer has not made any independent inquiry of any aspect of the New Collateral or Purchased Loans or the underlying collateral. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii)    Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, nor (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)    Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv)    Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v)    Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.

(vi)    Market Value determinations and other information provided to Seller in connection therewith are only indicative of the initial Market Value of the Purchased Loan submitted to Buyer for consideration hereunder, and may change without notice to Seller prior to, or subsequent to, the Purchase Date for the applicable Transaction. No indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.

(vii)    Initial Market Value determinations and other information provided to Seller in connection therewith are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

26.    INDEMNITY

Seller hereby agrees to indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket Taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the Transaction Documents and the documents delivered in connection herewith and therewith, other than Excluded Taxes), actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including reasonable attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement, the Transaction Documents or any Transactions hereunder or thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to indemnify, defend and hold Buyer and the other Indemnified Parties harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any (A) breach of any representation or warranty relating to Environmental Law or Hazardous Materials made by Seller hereunder or under any Transaction Document or any violation or alleged violation of any Environmental Law or (B) any violation or alleged violation of any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, except to the extent such violation or alleged violation results from Buyer’s bad faith, gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees), losses or damages suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for (i) all Buyer’s actual out-of-pocket costs and expenses incurred in connection with the initial preparation and negotiation of this Agreement and the Transaction Documents and the closing of the transactions contemplated hereby and thereby and (ii) all Buyer’s actual out-of-pocket costs and expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans or any loan which is proposed by Seller as a Purchased Loan, including without limitation, those incurred under Section 27 and the reasonable fees and disbursements of its counsel, subject in all cases under this clause (ii), to the terms and conditions of Section 27. Additionally, Seller also agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s actual out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement and the Transaction Documents or any Transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller. Except as otherwise provided, this Section 26 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, which shall be as set forth in Section 29.

27.    DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loan Files and the Purchased Loans. Seller acknowledges that, upon any determination by Buyer that a decrease in the Market Value of the Purchased Loan has occurred, Buyer has the right to request, at Seller’s expense, an Appraisal for any Mortgaged Property securing the Purchased Loan, not more frequently than once in any calendar year; provided, however, that Buyer shall have the right to request an additional Appraisal in the same calendar year, and, if such Appraisal results in a determination by Buyer that a decrease in the Market Value of the Purchased Loan has occurred, Seller shall reimburse Buyer for the costs and expenses related to such additional Appraisal. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, financial models, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 27 on or before the Purchase Date for any Purchased Loan or within ten (10) days after Buyer shall reject any prospective New Collateral.

28.    SERVICING

(a)    Master Seller, on behalf of itself and each Series Seller, and Buyer agree that all Servicing Rights with respect to the Purchased Loans will be transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Master Seller or the applicable Series Seller upon the applicable Series Seller’s payment of the Repurchase Price for such Purchased Loans, in each case subject to the terms of the applicable Servicing Agreement. Notwithstanding the transfer of Servicing Rights to Buyer, Master Seller, on behalf of itself and each Series Seller, shall be entitled to exercise all discretion with respect to any directions or consents to be given to the Servicer of the Purchased Loans (other than modifications of the Purchased Loans) and to appoint a servicer for each Purchased Loan subject to the prior written consent of Buyer, which consent may be given by Buyer in its sole and absolute discretion; provided, however, that upon the occurrence and during the continuance of an Event of Default, Master Seller’s and each Series Seller’s rights to exercise such discretion with respect to all of the Purchased Loans shall automatically terminate and be of no further force and effect. Any amendment, modification or termination, or waiver of any term or provision, of any Purchased Loan or Purchased Loan Documents shall require Buyer’s prior written consent to the extent required and in accordance with Section 7(e) of this Agreement. Buyer hereby agrees that Midland Loan Services, a division of PNC Bank, National Association, a national banking association, or any other third party servicer otherwise approved by Buyer in writing (a “Servicer”) may service the Purchased Loans for the benefit of Buyer in accordance with the terms and conditions of the servicing agreement in effect for each such Servicer, provided that each such servicing agreement shall have been approved in writing by Buyer in its commercially reasonable discretion, exercised in good faith (each such servicing agreement or subservicing agreement that has been approved by Buyer (or, if applicable, Buyer’s assigns), a “Servicing Agreement” and, collectively, the “Servicing Agreements”); and provided, further, that any such Servicer shall have entered into a Servicer Notice and Agreement substantially in the form of Exhibit IX attached hereto (a “Servicer Notice and Agreement”) acknowledging Buyer’s interests in the related Purchased Loans and its rights to sell such Purchased Loans on a servicing-released basis and to terminate the term of such Servicing Rights with respect to any Purchased Loans from and after an Event of Default; provided, however, that Midland Loan Services, as the initial Servicer, and as a party to the Initial Servicing Agreement, shall not be required to enter into a Servicer Notice and Agreement. Master Seller shall cause the Purchased Loans to be serviced in accordance with Accepted Servicing Practices approved by Buyer in its reasonable discretion and practiced by other prudent mortgage lenders with respect to mortgage loans similar to the Purchased Loans.

(b)    Master Seller, on behalf of itself and each Series Seller, agrees that Buyer is the owner of all servicing records, including but not limited to Seller’s rights in and to any and all Servicing Agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Master Seller, on behalf of itself and each Series Seller, grants Buyer a security interest in all of Seller’s interest (if any) in servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 28 and any other obligation of Seller to

Buyer. Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and to deliver them promptly to Buyer or its designee (including the Custodian) upon the occurrence and during the continuance of an Event of Default.

(c)    Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole and absolute discretion, subject to Section 13 and any terms in the applicable Servicing Agreements approved by Buyer (i) in the case of a Facility Event of Default, sell its rights to any or all of the Purchased Loans (or in the case of a Transaction Event of Default, sell its rights to the affected Purchased Loan(s)) on a servicing released basis or (ii) in the case of a Facility Event of Default, terminate any Servicer or sub-servicer of any or all of the Purchased Loans (or in the case of a Transaction Event of Default, terminate the Servicer and sub-servicer, if any, for the affected Purchased Loan(s)), with or without cause, in each case without payment of any termination fee. Seller shall cause each Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Loans to the successor servicer, including requiring such Servicer to (i) promptly transfer all data in its possession relating to the applicable Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Loan File and all other files, records, correspondence and documents in its possession relating to the applicable Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Loans. Seller agrees that if either Seller or any such Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof and the applicable Servicing Agreement, Buyer shall be entitled to injunctive relief.

(d)    If Servicer is an Affiliate of Seller or Sponsor, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

29.    TAXES

(a)    For the avoidance of doubt, for purposes of this Section 29, the term “applicable law” includes FATCA.

(b)    Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 29) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)    Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 29) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(e)    As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 29, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(f)    (i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 29(f)(ii)(A), Section 29(f)(ii)(B) and Section 29(f)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(ii)    Without limiting the generality of the foregoing:

(A)    if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B)    if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this

Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I)    in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(IV)    to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)    if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)    if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Seller in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 29 (including by the payment of additional amounts pursuant to this Section 29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 29 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 29(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 29(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 29(g) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 29(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section 29 shall survive any assignment of rights by, or the replacement of the Buyer, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

30.    MISCELLANEOUS

(a)    All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)    This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by electronic transmission (including a pdf e-mail transmission) of an executed counterpart of a signature page to this Agreement or any other Transaction Document shall be effective as delivery of an original executed counterpart of such Transaction Document.

(c)    The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

(d)    Without limiting the rights and remedies of Buyer under this Agreement or the other Transaction Documents, Seller shall pay Buyer’s actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys, underwriters, consultants and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, this Agreement and/or the other Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer on demand all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) (i) reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and (ii) of any subsequent enforcement of any of the provisions of this Agreement and/or the other Transaction Documents, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the maintenance of the Cash Management Account. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)    This Agreement together with the Transaction Documents contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)    Buyer and Seller hereby agree that neither party shall assert any claims against the other or against any Affiliate of the other for special, indirect, consequential or punitive damages under this Agreement, any Transaction Document or any Transaction, all such damages and claims being hereby waived.

(j)    From and after the date hereof, the Existing Repurchase Agreement is hereby amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that the liens and security interests granted under the Existing Repurchase Agreement are, in each case, continuing in full force and effect and, upon the amendment and restatement of the Existing Repurchase Agreement, such liens and security interests secure and continue to secure the payment of the Repurchase Obligations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

MASTER SELLER:

PARLEX 15 FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas Armer
Name:	Douglas Armer
Title:	Managing Director, Head of Capital Markets and Treasurer

[Signatures Continue on Following Page]

Buyer:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ Dean Aotani
Name:	Dean Aotani
Title:	Managing Director

By:	/s/ R. Christoper Jones
Name:	R. Christoper Jones
Title:	Director